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Albany International Corp.

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March 9, 2007

To the Stockholders of Albany International Corp.:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Albany International Corp., which will be held at The Desmond Hotel & Conference Center, 660 Albany Shaker Road, Albany, New York, at 10:00 a.m. on Friday, April 13, 2007. Please join us prior to the Annual Meeting at 9:30 a.m. to meet the Directors in the meeting room.

If you plan to attend the meeting, please so indicate on the enclosed reply card so that we can make the necessary arrangements. The reply card and your completed proxy should be mailed separately. (An addressed, postage-prepaid envelope is enclosed for your return of the proxy.)

Information about the meeting, including a description of the various matters on which the stockholders will act, can be found in the formal Notice of Annual Meeting and in the Proxy Statement, which are attached. The Annual Report for the fiscal year ended December 31, 2006, is being mailed to you with these materials.

Sincerely yours,

/s/ FRANK R. SCHMELER	/s/ JOSEPH G. MORONE
FRANK R. SCHMELER	JOSEPH G. MORONE
Chairman of the Board	President and Chief Executive Officer

ALBANY INTERNATIONAL CORP.

1373 Broadway, Albany, New York 12204

Mailing Address: P. O. Box 1907, Albany, New York 12201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 13, 2007

The Annual Meeting of Stockholders of Albany International Corp. will be held at The Desmond Hotel & Conference Center, 660 Albany Shaker Road, Albany, New York, on Friday, April 13, 2007, at 10:00 a.m. Eastern Time, for the following purposes:

1.	To elect ten Directors to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified.
2.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on March 1, 2007, will be entitled to vote at the Annual Meeting of Stockholders or any adjournment or adjournments thereof.

Whether or not you plan to be present at the Annual Meeting, please sign, date, and return promptly the enclosed proxy to ensure that your shares are voted. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

CHARLES J. SILVA, JR.

Secretary

March 9, 2007

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Albany International Corp. (“the Company”), 1373 Broadway, Albany, New York 12204 (P.O. Box 1907, Albany, New York 12201), of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on April 13, 2007, and at any adjournment or adjournments thereof.

Voting Procedures

Each properly executed proxy in the accompanying form received prior to the Annual Meeting will be voted with respect to all shares represented thereby and will be voted in accordance with the specifications, if any, made thereon. If no specification is made, the shares will be voted in accordance with the recommendation of the Board of Directors. In addition, the shares will be voted in the discretion of the proxies with respect to (1) any matter of which we did not have notice prior to February 1, 2007, (2) the election of a person as a director in substitution for a nominee named in this proxy statement who, at the time of the meeting, is unable, or for good cause is unwilling, to serve, (3) any stockholder proposal properly excluded from this proxy statement, and (4) matters incident to the conduct of the meeting. If a stockholder is a participant in our Dividend Reinvestment Plan, or the Albany International Corp. ProsperityPlus Savings Plan, a properly executed proxy will also serve as voting instructions with respect to shares in the stockholder’s account in such plans. A proxy may be revoked at any time prior to the voting thereof. This proxy statement and the accompanying form of proxy are first being mailed to our stockholders on or about March 9, 2007.

The only persons entitled to vote at the Annual Meeting (including any adjournment or adjournments) are (1) holders of record at the close of business on March 1, 2007, of the Company’s Class A Common Stock outstanding on such date and (2) holders of record at the close of business on March 1, 2007, of our Class B Common Stock outstanding on such date. As of February 15, 2007, there were 26,016,200 shares of the Company’s Class A Common Stock outstanding and 3,236,098 shares of our Class B Common Stock outstanding. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, on each matter to be voted upon.

Under our By Laws, a copy of which is available at the Corporate Governance section of our website (www.albint.com), the presence, in person or by proxy, of shares having a majority of the total number of votes entitled to be cast at the meeting is necessary to constitute a quorum. Under Delaware law, if a quorum is present, a plurality of the votes cast at the meeting by the shares present in person or by proxy and entitled to vote is required for the election of directors, and a majority of the votes entitled to be cast at the meeting by the shares present in person or by proxy is required for any other action. Shares present at the meeting in person or by proxy and entitled to vote which abstain or fail to vote on any matter will be counted as present and entitled to vote but such abstention or failure to vote will not be counted as an affirmative or negative vote.

Under New York Stock Exchange rules, brokerage firms are generally permitted to vote in their discretion on behalf of clients who have been requested to provide voting instructions, and have failed to do so, by a date specified in a statement from the brokerage firm accompanying proxy materials distributed to its clients. Brokerage firms generally do not have such discretion, however, as to any contested action, any authorization for a merger or consolidation, any equity-compensation plan, or any matter that may affect substantially the rights or privileges of stockholders. In such a case, broker “nonvotes” would be treated as shares that are present at the meeting but fail to vote. The Company anticipates that brokerage firms will be able to vote in their discretion on the proposal to elect directors.

ELECTION OF DIRECTORS

All of the members of the Board of Directors are elected annually to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Pursuant to the By Laws, the Board of Directors may increase or decrease the number of directors from time to time, but not to fewer than three. The Board of Directors has determined that, until further action by the Board, the number of directors of the Company, from and after the time of the 2007 Annual Meeting of Stockholders, shall be ten. Accordingly, the number of directors to be elected at the 2007 Annual Meeting of Stockholders is ten. The Board of Directors has nominated for election the ten persons listed below, all of whom are currently serving as directors. Unless otherwise specified on the proxy, the shares represented by a proxy in the accompanying form will be voted for the election of the ten persons listed below. If, at the time of the meeting, any nominee is unable, or for good cause unwilling, to serve, which event is not anticipated, the shares will be voted for a substitute nominee proposed by the Board of Directors, unless the Board reduces the number of directors.

FRANK R. SCHMELER joined the Company in 1964. He has been a Director of the Company since 1997 and Chairman of the Board since 2001. He served as Chief Executive Officer from 2000 to December 30, 2005. He also served as President from 1998 to 2001, as Chief Operating Officer from 1997 to 2000, as Executive Vice President from 1997 to 1998, as Senior Vice President from 1988 to 1997, as Vice President and General Manager of the Felt Division from 1984 to 1988, as Division Vice President and General Manager, Albany International Canada, from 1978 to 1984, and as Vice President of Marketing, Albany International Canada, from 1976 to 1978. Age 68.

JOSEPH G. MORONE joined the Company as President on August 1, 2005. He has been a Director of the Company since 1996. He has served as President and Chief Executive Officer since January 1, 2006. From 1997 to July 2005, Dr. Morone served as President of Bentley College. Prior to joining Bentley, Dr. Morone served as Dean of the Lally School of Management and Technology at Rensselaer Polytechnic Institute and held the Andersen Consulting Professorship of Management. He is a director of Transworld Entertainment Corporation. Age 53.

THOMAS R. BEECHER, JR. has been a Director of the Company since 1969. He served as Lead Director from August 2003 until February 2006. He serves as counsel to the law firm of Phillips Lytle LLP, where he served as a partner from 2000 to July 2004. Since January 2004 he has been Chief Executive Officer of Barrantys LLC (family office management), and has been President and a Director of Ballynoe Inc. (formerly Beecher Securities Corporation), investments, since 1979. He is a Director of the J. S. Standish Company, a Regent Emeritus of Canisius College, Chairman of the Board of the Buffalo Niagara Medical Campus Inc., past Chair and past Director of Kaleida Health, and a founder and Director of the Buffalo Inner-City Scholarship Opportunity Network. Age 71.

CHRISTINE L. STANDISH has been a Director of the Company since 1997. From 1989 to 1991, she served the Company as a Corporate Marketing Associate, and was previously employed as a Graphic Designer for Skidmore, Owings & Merrill. She is a Director of the J. S. Standish Company and a member of the Board of Trustees of the Albany Academy for Girls and the Albany Academy. She is the sister of John C. Standish and the daughter of J. Spencer Standish. Age 41.

ERLAND E. KAILBOURNE has been a Director of the Company since 1999. He currently serves as Chairman of the Board of Financial Institutions, Inc., the parent company of Five Star Bank, which provides commercial banking services to customers in Western and Central New York State. From May 2002 until March 2003 he served as Chairman and interim Chief Executive Officer of Adelphia Communications Corp. (Adelphia filed a petition under Chapter 11 of the United States Bankruptcy Code in June 2002.) He retired as Chairman and Chief Executive Officer (New York Region) of Fleet National Bank, a banking subsidiary of Fleet Financial Group, Inc., in 1998. He was Chairman and Chief Executive Officer of Fleet Bank, also a banking subsidiary of Fleet Financial Group, Inc., from 1993 until its merger into Fleet National Bank in 1997. He is a Director of the New York ISO, The John R. Oishei Foundation, Rand Capital Corporation, Allegany Co-op Insurance Company, and USA Niagara Development Corp. Age 65.

JOHN C. STANDISH joined the Company in 1986. He has been a Director of the Company since 2001. He has served as Senior Vice President – Manufacturing, Americas Business Corridor, since March 1, 2005. He previously served as Director, North American Dryer Manufacturing, from 2003 to March 1, 2005, Director, PAC Pressing and Process Technology, from 2000 to 2003, Manager of the Company’s forming and engineered fabrics manufacturing facility in Portland, Tennessee, from 1998 to 2000, Production Manager of Albany International B.V. in Europe from 1994 to 1998, a Department Manager for the Press Fabrics Division from 1991 to 1994, and Design Engineer for Albany International Canada from 1986 to 1991. He is a Director of the J. S. Standish Company. He is the brother of Christine L. Standish and the son of J. Spencer Standish. Age 43.

JUHANI PAKKALA has been a Director of the Company since 2004. Mr. Pakkala previously served as President and Chief Executive Officer of Metso Paper Inc. (formerly Valmet Corporation), in Finland, from 1999 until his retirement in July 2003. Metso Paper, a subsidiary of Metso Corporation, is one of the world’s largest suppliers of pulp and paper process machinery and equipment. Prior to that time, Mr. Pakkala served in a number of executive positions in companies in the Metso (formerly Valmet) Group in Finland, the United States, and Canada. Age 61.

PAULA H. J. CHOLMONDELEY has been a Director of the Company since February 18, 2005. From 2000 to 2004, she was a Vice President and General Manager of Sappi Fine Papers, North America, responsible for the Specialty Products Division. She previously served in executive and financial positions in a number of corporations, including Owens Corning, the Faxon Company, Blue Cross of Greater Philadelphia, and the Westinghouse Elevator Company. She also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan Administration. Ms. Cholmondeley is a certified public accountant, and serves on the Board of Directors of four other publicly traded companies: Terex Corporation, Ultralife Batteries, Inc., Dentsply International, and Minerals Technologies Inc. She is also an independent trustee of Gartmore Capital, a mutual fund. Age 59.

JOHN F. CASSIDY, JR. has been a Director of the Company since November 9, 2005. From January 1989 to May 2005, he served as Senior Vice President, Science and Technology, at United Technologies Corp. He served at the General Electric Corporate Research and Development Laboratories from 1981 to 1988. Dr. Cassidy is a member of the Board of Trustees of Rensselaer at Hartford, a member of the Connecticut Academy of Science and Engineering, and a senior member of the Institute for Electrical and Electronics Engineers and the Society of Automotive Engineers. He serves on the Board of Directors of the Connecticut Technology Council, the Detroit-based Convergence Electronics Transportation Association, and the Convergence Educational Foundation. Age 63.

EDGAR G. HOTARD has been a Director of the Company since November 9, 2006. He serves as a Senior Advisor to the Monitor Group, a global strategy consulting firm, and as the Chairman of the Monitor Group (China). He also serves as Senior Advisor to MPM Capital, is a Venture Partner with ARCH Venture Partners, and Managing General Partner of Hotard Holdings Ltd., an investment partnership.  In 1999, Mr. Hotard retired as President and Chief Operating Officer of Praxair, Inc.  In 1992, he co-led the spin-off of Praxair from Union Carbide Corporation, where he served as Corporate Vice President.  Mr. Hotard is a member of the Board of Directors of Global Industries, Ltd., privately held Shona Energy Company, Inc., and a member of the Executive Committee of the Board of Directors of the US-China Business Council.  He was a founding sponsor of the China Economic and Technology Alliance and of a joint MBA program between Renmin University, Beijing, and the School of Management, State University of Buffalo, New York. Age 63.

CORPORATE GOVERNANCE

Director Independence. The Corporate Governance Rules of the New York Stock Exchange (“the NYSE Rules”) provide that a company of which more than 50% of the voting power is held by an individual, a group, or another company will be considered to be a “controlled company”. As of February 15, 2007, J. Spencer Standish, related persons (including his children, Christine L. Standish and John C. Standish, directors of the Company; and J. S. Standish Company, a corporation of which he is a director and as to which he holds the power to elect all of the directors), and Thomas R. Beecher, Jr., as sole trustee of trusts for the benefit of descendents of J. Spencer Standish, held, in the aggregate, shares entitling them to cast approximately 55.41% of the combined votes entitled to be cast by all stockholders of the Company. Accordingly, we are a controlled company under the NYSE Rules. The Company has elected to avail itself of the provisions of the NYSE Rules exempting a controlled company from the requirements that the Board of Directors include a majority of “independent” directors (as defined by the NYSE Rules) and that the Compensation and Governance Committees be composed entirely of independent directors. As a result, not all of the members of the Compensation Committee or the Governance Committee are independent. The Board of Directors has determined, however, that all of the members of the Audit Committee are independent. The Board is not required to make this determination with respect to any other director, and it has not done so. A description of transactions, relationships, or arrangements (if any) considered by the Board in making these determinations is set forth in the Audit Committee discussion below.

Meeting Attendance. The Board of Directors met seven times in 2006. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board and of the committees of the Board on which he or she served. It is the policy of the Company that all persons who are candidates for election to the Board of Directors at an Annual Meeting of Stockholders should attend that meeting (either in person or, if necessary, by telephone). All of the candidates for election to the Board of Directors were present at the Annual Meeting of Stockholders in 2006, except Edgar G. Hotard, who became a director subsequent to the meeting.

Committees.   The standing committees of the Board of Directors are a Governance Committee, an Audit Committee, and a Compensation Committee. During 2006, the Governance Committee met four times and the Audit Committee met eight times (including, in the third and fourth quarters, a single meeting held in two parts to review the Company’s quarterly operating results and earnings release (the first part) and the Quarterly Report on Form 10-Q (the second part)). The Compensation Committee met five times during 2006.

Governance Committee. The Governance Committee reviews and recommends changes in the Company’s Corporate Governance Guidelines and governance and management structure; evaluates the effectiveness of the Board of Directors, its committees, and the directors; recommends to the Board of Directors the persons to be nominated for election as directors; and reviews management succession planning. A copy of the Charter of the Governance Committee is available at the Corporate Governance section of our website (www.albint.com). The current members of the Governance Committee are Thomas R. Beecher, Jr. (Chairman), Christine L. Standish, and Juhani Pakkala.

Stockholders may send recommendations of persons to be considered by the Governance Committee for nomination for election as directors to: Chairman, Governance Committee, Albany International Corp., P.O. Box 1907, Albany, New York 12201. Our Corporate Governance Guidelines, a copy of which is available at the Corporate Governance section of our website (www.albint.com), set forth criteria to be employed by the Governance Committee and the Board of Directors in determining whether a person is qualified to serve as a director of the Company. Recommendations by stockholders should include information relevant to these criteria. The Governance Committee will give consideration to persons recommended by stockholders in the same manner that it employs when considering recommendations from other sources. The Governance Committee considers, on an ongoing basis, the skills, background, and experience that should be represented on the Board of Directors and its committees, the performance of incumbent directors, the appropriate size of the Board of Directors, potential vacancies on the Board, and other factors relating to the efficacy of the Board. Although the Governance Committee does not employ professional consultants for this purpose, members of the Committee communicate with knowledgeable persons on a continuing basis to identify potential candidates for Board membership. Any potential candidates so identified are then discussed by the Committee and the Board, and if the potential candidate appears likely to be a substantial addition to the Board, he or she is then interviewed by members of the Committee and the Board. The Governance Committee then considers the reports of the interviews and other information that has been gathered and determines whether to recommend to the Board of Directors that the person be elected as a director.

All of the nominees for election as directors at the 2007 Annual Meeting are standing for reelection by stockholders, except for Mr. Hotard. Mr. Hotard was elected to the Board by the Board in November 2006. During 2006, members of the Committee determined to seek a nominee with business experience in Asia, and each member communicated with knowledgeable persons (as described in the preceding paragraph) to identify candidates. It was through this process that one of the non-management directors identified Mr. Hotard to the Committee as a Board candidate.

Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its fiduciary responsibilities regarding the Company’s accounting and financial reporting practices and internal controls with respect to accounting, finance, legal compliance, and ethics. It also provides a means of open communication among the independent auditors, management, the Company’s internal auditors, and the Board of Directors. The Board has also designated the Audit Committee as the Company’s “Qualified Legal Compliance Committee” pursuant to the rules of the Securities and Exchange Commission with respect to Section 307 of the Sarbanes-Oxley Act. Under the NYSE Rules, the Audit Committee has “sole authority” to “hire and fire” our auditors. A copy of the current Charter of the Audit Committee is available at the Corporate Governance section of our website (www.albint.com). The current members of the Audit Committee are Paula H. J. Cholmondeley (Chairman), Erland E. Kailbourne and Juhani Pakkala.

The Audit Committee has provided the following report:

The Audit Committee has reviewed and discussed with management and the independent auditors, PricewaterhouseCoopers LLP (“PwC”), the financial statements for 2006, including management’s report with respect to internal control over financial reporting and PwC’s attestation report with respect to management’s report. The Audit Committee has also discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and has received from PwC the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, as adopted by the PCAOB, and has discussed with PwC its independence, and has considered whether the provision by PwC of the services referred to below under “INDEPENDENT AUDITORS, All Other Fees” is compatible with maintaining the independence of PwC.

Based on the foregoing discussions and review, the Audit Committee recommended to the Board of Directors that the audited statements for 2006 be included in the Company’s Annual Report on Form 10-K for 2006 filed with the Securities and Exchange Commission.

The financial reporting process of the Company, including the system of internal controls and the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, is the responsibility of the Company’s management. The Company’s independent auditors (PwC) are responsible for auditing the financial statements. The Audit Committee monitors and reviews these processes. As required by the Corporate Governance Rules of the New York Stock Exchange, the Board of Directors has determined that, in their judgment, all of the members of the Audit Committee are “financially literate” and at least one member of the Committee “has accounting or related financial management expertise.” The Board has also determined that the Chairman of the Committee, Paula H. J. Cholmondeley, is a “financial expert” as such term is defined in Item 407 of Regulation S-K of the Securities and Exchange Commission. The members of the Audit Committee are not employees of the Company and do not represent themselves as experts in the field of accounting or auditing.

The Charter of the Audit Committee provides that the members of the Committee are entitled to rely, and they do rely, on advice, information, and representations that they receive from the independent auditors, management, and the head of internal audit. Accordingly, the review, discussions, and communications conducted by the Audit Committee do not assure that the financial statements of the Company are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, or that the Company’s independent auditors are, in fact, “independent.”

The Audit Committee:
Paula H. J. Cholmondeley, Chairman
Erland E. Kailbourne
Juhani Pakkala

The Board of Directors has determined that none of the members of the Audit Committee has any relationship with the Company that may interfere with the exercise of his or her independence from management and the Company and, on that basis, has determined that each of them is “independent” within the meaning of the Sarbanes-Oxley Act and the NYSE Rules. Mr. Pakkala was initially elected to the Audit Committee in August of 2004. At that time, the Board considered his prior employment at Metso Paper Inc., a manufacturer of papermaking equipment. The Company has supplied products and services to Metso from time to time, and has also pursued other contractual agreements with them from time to time, mostly related to development of new products. Mr. Pakkala retired from Metso Paper in 2003, and since that time has maintained no relationship with Metso, other than the ownership of an option to purchase some shares of Metso Corporation, the parent company of Metso Paper, and rights to receive amounts under Metso pension and deferred compensation plans, all of which he acquired while a Metso Paper employee. The Board at that time determined that these factors did not rise to the level of a “material relationship” with the Company within the meaning of the NYSE Rules, and did not constitute a relationship with the Company that may interfere with the exercise of his independence from management. After due inquiry, the Board is not aware of, and therefore did not consider, any other transactions, relationships, or arrangements with any of the other members of the Audit Committee when determining their independence.

The Board of Directors has determined that Ms. Cholmondeley possesses all of the attributes of an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K of the Securities and Exchange Commission. Ms. Cholmondeley also serves on the audit committees of Dentsply International, Terex Corporation, Ultralife Batteries, Inc. and Minerals Technologies Inc., each of which is a public company. She is also a member of the audit committee of Gartmore Capital, a mutual fund. The Audit Committee Charter does not permit any member of the Audit Committee to serve on the audit committees of more than two other public companies, unless the Board of Directors has determined that such simultaneous service would not impair the ability of such member to serve effectively on our Audit Committee, and such determination is disclosed in our annual proxy statement. In the case of Ms. Cholmondeley, the Board of Directors has made such a determination. In making this determination, the Board took into account Ms. Cholmondeley’s representation that she does not intend to accept any employment other than as a member of governing boards, and that she would consult with the Chairman of the Governance Committee before accepting any employment, undertaking any additional board or committee positions, or making any other new and material time commitments. Pursuant to the NYSE Rules, the Board of Directors has determined that all of the current members of the Audit Committee are “financially literate” and that at least one member of the Committee has “accounting or related financial management expertise.” The Board of Directors believes that all of the current members of the Audit Committee are well qualified to perform the functions for which the Committee is responsible.

Compensation Committee. The Compensation Committee is generally responsible for determining the compensation of our directors and executive officers. A copy of the Committee’s Charter is available at the Corporate Governance section of our website (www.albint.com). The current members of the Compensation Committee are Erland E. Kailbourne (Chairman), Thomas R. Beecher, Jr., Paula H. J. Cholmondeley, John F. Cassidy, Jr., and Edgar G. Hotard. Former director Francis L. McKone also served on the Committee until his retirement in May, 2006.

As specified in its charter, the Compensation Committee is directly responsible for determining compensation of the Company’s Chief Executive Officer as well as the other senior executive officers of the Company. The Committee also assists the Board of Directors in the creation and implementation of employee compensation, incentive, and benefit policies and plans; administers (or oversees the administration by management of) pension and other employee benefit plans; and approves grants and awards under our stock option and restricted stock unit plans, and our 2005 Incentive Plan (except for awards intended to preserve deductibility under Section 162(m) of the Internal Revenue Code, which awards are approved by a separate committee of independent directors designated for such purpose). These duties and responsibilities may be delegated to a subcommittee comprising one or more members of the Committee.

The Committee’s Charter indicates that input from management is both expected and in some instances required in connection with the Committee’s exercise of its responsibilities. The Charter in particular provides that:

•       The Committee reviews and approves goals and objectives relevant to the determination of compensation for the senior executive officers other than the Company’s Chief Executive Officer. The Committee also approves the Chief Executive Officer’s recommendations regarding the compensation of such executives, taking into account his or her evaluation of the executive’s performance in light of such goals and objectives;

•       Any Committee recommendations to the Board to modify or terminate existing benefit plans, or to establish new plans, may be based on recommendations from Company management; and

•       Committee recommendations to the Board regarding designation of trustees for U.S. benefit plans will be based on management recommendations.

In addition, the Committee has traditionally been responsible for reviewing and approving salary ranges for senior management, and any changes in such ranges or in the Company’s salary structure. Such ranges and changes to such ranges are typically proposed by the Company’s Senior Vice President– Human Resources, working with the Chief Executive Officer.

Consistent with the Committee’s charter, Company management makes recommendations to the Committee from time to time regarding modifications to benefit plans, as well as adoption of new benefit plans.

In practice, certain members of the senior management team (specifically, the Chief Executive Officer, Chief Financial Officer, and Senior Vice President – Human Resources), make initial proposals to the Committee regarding the following annual compensation events: (1) the amount by which the total budget for management salaries in the aggregate will increase during the next fiscal year; (2) specific salary increases for each of the senior executive officers, including the Chief Executive Officer; (3) proposed aggregate annual management cash incentive bonus payments, as well as specific bonus payments proposed for each of the senior executive officers, including the Chief Executive Officer; (4)

proposed annual management cash incentive bonus targets; (5) proposed restricted stock unit awards for each award recipient; and (6) proposed grants of performance-based incentive awards to the senior management team members, including the Chief Executive Officer.

In addition, the Committee’s charter charges the Committee with the responsibility to obtain advice and assistance from outside legal or other advisors or consultants as the Committee may from time to time deem appropriate, and to determine the compensation and other terms of service of such advisors and consultants. The Committee has exclusive power to select, retain, and terminate the services of any such advisors or consultants to assist in evaluating the compensation of the Chief Executive Officer or senior executives, and sole power to determine the compensation and other terms of service of such consultants. The Charter provides that we shall provide such funding as is necessary for the payment of fees and compensation to any advisors or consultants so employed by the Committee. During 2006, as in prior years, the Committee directly retained the services of Watson Wyatt Worldwide (“Watson Wyatt”) to perform a comparative competitive analysis of cash (salary and cash incentives) compensation paid to the Company’s Chief Executive Officer, as well as to provide a similar analysis of the share-based performance awards proposed to be paid to the Chief Executive Officer and the other members of the senior management team. In each case, Watson Wyatt was asked to perform a competitive assessment of such cash or performance compensation, as well as an overview of peer executive compensation trends. Watson Wyatt’s competitive frame of reference consisted of a peer group of manufacturing companies with comparable revenues, aggregate number of employees, and similar international complexity, as well as their own database of broader market data.

Compensation Committee Interlocks and Insider Participation. During 2006 the members of the Compensation Committee included directors Beecher, Kailbourne, Cholmondeley, Cassidy, and Hotard, and former director Francis L. McKone. Mr. McKone served until his retirement in May 2006. Mr. Hotard was appointed to the Committee upon his election to the Board in November 2006.

No member of the Committee was an employee during 2006. Mr. McKone served as Chairman of the Board and Chief Executive Officer of the Company until May 2001. Mr. Beecher is the Secretary, and is also a director, of J. S. Standish Co. (See “SHARE OWNERSHIP” on page 13.)

Non-management directors. Meetings of the “non-management” directors, as defined by the NYSE Rules, are regularly held at the conclusion of each meeting of the Board. The current non-management directors include all of the directors other than Dr. Morone and John C. Standish. Meetings of the non-management directors during 2006 were chaired by the Lead Director, Thomas R. Beecher, Jr., prior to February 17, 2006, and by Chairman Frank R. Schmeler subsequent to that date. Mr. Schmeler stepped down as Chief Executive Officer on December 31, 2005 and is no longer an employee. On February 17, 2006, Mr. Beecher stepped down as Lead Director, and the Lead Director position was eliminated. Mr. Schmeler, as Chairman, now participates in, and chairs, meetings of the non-management directors. As Chairman, Mr. Schmeler also acts as a liaison between the directors and the Chief Executive Officer and facilitates communication among the directors. Interested persons may communicate with the Chairman and the non-management directors by writing to: Chairman, Albany International Corp., P.O. Box 1907, Albany, New York 12201.

Shareholder communications. It is our policy to forward to each member of the Board of Directors any communications addressed to the Board of Directors and to forward to each director any communication addressed to such director. Such communications may be sent to: Albany International Corp., P.O. Box 1907, Albany, New York 12201.

Available Information. The Company’s Corporate Governance Guidelines, Business Ethics Policy, and Code of Ethics for the Chief Executive Officer, Chief Financial Officer, and Controller, and the charters of the Audit, Compensation, and Governance Committees of the Board of Directors are all available at the Corporate Governance section of the Company’s website (www.albint.com). Stockholders may obtain a copy of any of these documents, without charge, from the friendly people who work in our Investor Relations Department. They may be contacted at:

Investor Relations Department Albany International Corp. Post Office Box 1907 Albany, New York 12201-1907 Telephone: (518) 445-2284 Fax: (518) 447-6343 E-mail: investor_relations@albint.com

Certain Business Relationships and Related Person Transactions

Christine L. Standish and John C. Standish are directors of the Company. Christopher Wilk, Ms. Standish’s husband, and John C. Standish were Company employees during 2006.

As an employee, Mr. Wilk received salary and other compensation (not including annual cash incentive bonus) of $106,100 during 2006. In early 2007, he was awarded a bonus for 2006 in the amount of $4,700. During 2006, the Company also granted Mr. Wilk 500 restricted stock units pursuant to the restricted stock unit plan (the “RSU Plan”) (described on page 21 below). As a participant in the Company’s 401(k) plan, he also received Company-matching and profit-sharing contributions for 2006 of $6,731. During 2006, Mr. Wilk received $5,382 as a result of vesting of restricted stock units granted to him in 2004 and 2005. He has also accumulated a retirement benefit under the Company’s U.S. defined benefit plan with an actuarial present value of approximately $29,000 as of the pension valuation date of September 30, 2006 – an increase of approximately $6,000 since September 30, 2005.

John C. Standish was paid salary and other compensation (not including annual cash incentive bonus) of $209,650 during 2006. In early 2007, he was awarded a bonus for 2006 in the amount of $31,400. The Company also granted him 1,250 restricted stock units pursuant to the RSU Plan, and he received earnings of $17,939 as a result of vesting of restricted stock units granted to him in 2003, 2004, and 2005. As a participant in the Company’s 401(k) plan, he also received Company-matching and profit-sharing contributions for 2006 of $11,715. He has also accumulated a retirement benefit under the Company’s U.S. defined benefit plan with an actuarial present value of approximately $74,000 as of the pension valuation date of September 30, 2006 – an increase of approximately $21,000 since September 30, 2005.

As employees, each of these individuals is also entitled to receive benefits under the Company’s insurance, disability, and other employee benefit plans, in accordance with the terms of such plans.

Chairman Frank R. Schmeler served as Chief Executive Officer until December 31, 2005. He remained an employee of the Company until January 31, 2006, for which he received compensation of $60,417. Upon his retirement on that date, he became entitled to receive (and began receiving) payments (calculated on the basis of a single life annuity) under the Company’s U.S. defined contribution plan and unfunded U.S. supplemental retirement plan. These payments totaled $289,629 during 2006, and the present value of his accumulated benefit as of the pension valuation date of September 30, 2006 was approximately $3.48 million. Upon his retirement date of January 31, 2006 he became entitled to receive, and did receive, a single lump sum payment of $965,654 under a qualified supplemental retirement plan. He also received a lump-sum payment of $83,654 as reimbursement for unused vacation in accordance with Company policy. Francis L. McKone served on the Board of Directors until May 2006. As a former employee, he received distributions under the Company’s U.S. defined contribution and unfunded supplemental retirement plan totaling $254,676, and the present value of his accumulated benefit as of the pension valuation date of September 30, 2006, was approximately $2.4 million. (See the “PENSION BENEFITS” table on page 38 below as well as the narrative discussion following the table for a description of these plans.)

Chairman Emeritus

As Chairman Emeritus of the Board of Directors, J. Spencer Standish is invited to all meetings of the Board and committees of the Board and normally attends such meetings. He receives limited but regular assistance from Company administrative personnel in managing his correspondence and travel arrangements. He visits Company facilities in the United States and abroad from time to time, and consults with senior management from time to time on Company matters. Mr. Standish was reimbursed a total of $15,969 for Company-related expenses incurred during 2006 in connection with such visits, his attendance at meetings, and such consultations. Other than his pension under the Company’s retirement plans, and reimbursement of these expenses, Mr. Standish receives no fees or compensation for his activities with respect to the Company.

The Company has no formal policy or procedure regarding the review, approval, or ratification of transactions with related parties required to be reported in this proxy statement. As an executive officer, John Standish’s compensation is reviewed and approved by the Compensation Committee, in accordance with the Committee’s charter. Other than the transactions described above, the Company has not typically engaged in any transactions that would be so reportable. In 2004, the Company purchased shares of its Class A Common Stock from trusts controlled by members of the Purdy family at a time when Barbara P. Wright, a member of the Purdy family, was a director of the Company. The transaction was approved in advance by a majority of disinterested Directors. While the Company’s Board of Directors is likely to consider the desirability of adopting such a policy during 2007, given the Company’s history and past practice, it may decide that such action is unnecessary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and any persons holding more than 10% of our Class A Common Stock, to file with the Securities and Exchange Commission reports disclosing their initial ownership of the Company’s equity securities, as well as subsequent reports disclosing changes in such ownership. To the Company’s knowledge, based solely on a review of such reports furnished to us and written representations by such persons that no other reports were required, all persons who were subject to the reporting requirements of Section 16(a) complied with such requirements during the year ended December 31, 2006.

SHARE OWNERSHIP

As of the close of business on February 15, 2007, each of the directors and the Named Executive Officers, and all directors and officers as a group, beneficially owned shares of our capital stock as follows:

	Shares of Class A Common Stock Beneficially Owned (a)	Percent of Outstanding Class A Common Stock	Shares of Class B Common Stock Beneficially Owned	Percent of Outstanding Class B Common Stock

Frank R. Schmeler	236,146 (b)	(c)	—	—
Joseph G. Morone	3,103 (d)	(c)	—	—
Thomas R. Beecher, Jr.	658,480 (e)	2.47%	645,625 (f)	19.95%
Christine L. Standish	158,983 (g)	(c)	153,022 (h)	4.73%
Erland E. Kailbourne	5,049	(c)	—	—
John C. Standish	160,323 (i)	(c)	153,022 (j)	4.73%
Juhani Pakkala	2,232	(c)	—	—
Paula H. J. Cholmondeley	1,882	(c)	—	—
John F. Cassidy, Jr.	1,397	(c)	—	—
Edgar G. Hotard	309	(c)	—	—
Michael C. Nahl	155,361 (k)	(c)	1,050	(c)
William M. McCarthy	85,825 (l)	(c)	—	—
Dieter Polt	9,000 (m)	(c)	—	—
Thomas H. Curry	—	—	—	—
All officers and directors as a group (25 persons)	1,289,090	4.91%	650,187	20.09%

___________

(a)

Because shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock on a one-for-one basis, they are reflected in the above table both as Class B shares beneficially owned and as Class A shares beneficially owned. “Beneficial ownership” has the meaning specified under Rule 13d-3 of the Securities Exchange Act.

(b)

Includes (i) 35,646 shares owned outright and (ii) 200,500 shares issuable upon exercise of options exercisable currently or within 60 days. Does not include 100 shares held as custodian for his granddaughter, as to which shares he disclaims beneficial ownership.

(c)	Ownership is less than 1%.

(d)	Includes (i) 2,671 shares owned outright and (ii) 432 shares held in the Company’s employee stock ownership plan.

(e)

Includes (i) 12,855 shares owned outright and (ii) 645,625 shares issuable upon conversion of an equal number of shares of Class B Common Stock. The nature of Mr. Beecher’s ownership of Class B shares is described in note (f) below. Does not include 104 shares owned by his spouse, as to which shares he disclaims beneficial ownership.

(f)

Includes (i) 247,154 shares held by a trust for the sole benefit of John C. Standish (son of J. Spencer Standish) and (ii) 247,153 shares held by a trust for the sole benefit of Christine L. Standish (daughter of J. Spencer Standish). Mr. Beecher is the sole trustee of such trusts with sole voting and investment power. Also includes 151,318 shares held by the Standish Delta Trust. Does not include 868,013 shares held by J. S. Standish Company, of which he is a director.

(g)

Includes (i) 5,243 shares owned outright, (ii) 153,022 shares issuable upon conversion of an equal number of shares of Class B Common Stock, and (iii) 718 shares held by Ms. Standish or her husband, an employee of the Company, in their respective accounts in the Company’s 401(k) retirement savings and employee stock ownership plans. The nature of Ms. Standish’s beneficial ownership of the Class B shares is described in note (h) below.

(h)

Includes (i) 1,704 shares owned outright and (ii) 151,318 shares owned by the Standish Delta Trust. Does not include (i) 247,153 shares held by a trust for her sole benefit, as to which she has no voting or investing power, (ii) 868,013 shares held by J. S. Standish Company, of which she is a director, (iii) 10,700 shares held by the Christine L. Standish Gift Trust, a trust for the benefit of her descendants as to which she has no voting or investment power, or (iv) 120,000 shares held by The Christine L. Standish Delta Trust, a trust for the benefit of her descendants as to which she has no voting or investment power.

(i)

Includes (i) 153,022 shares issuable upon conversion of an equal number of shares of Class B Common Stock, (ii) 81 shares held by Mr. Standish in his account in the Company’s 401(k) retirement savings and employee stock ownership plans, and (iii) 7,220 shares issuable upon exercise of options currently exercisable. The nature of Mr. Standish’s beneficial ownership of the Class B shares is described in note (j) below. Does not include 11 shares owned by his spouse, as to which shares he disclaims beneficial ownership.

(j)

Includes (i) 1,704 shares owned outright and (ii) 151,318 shares owned by the Standish Delta Trust. Does not include (i) 247,154 shares held by a trust for his sole benefit, as to which he has no voting or investment power, (ii) 868,013 shares held by J. S. Standish Company, of which he is a director, (iii) 10,700 shares held by the John C. Standish Gift Trust, a trust for the benefit of his descendants as to which he has no voting or investment power, or (iv) 120,000 shares held by the John C. Standish Delta Trust, a trust for the benefit of his descendants as to which he has no voting or investment power.

(k)

Includes (i) 2,302 shares owned outright, (ii) 2,009 shares held in the Company’s employee stock ownership plan, (iii) 150,000 shares issuable upon exercise of options exercisable currently or within 60 days, and (iv) 1,050 shares issuable upon conversion of an equal number of shares of Class B Common Stock.

(l)	Includes (i) 2,325 shares held in the Company’s employee stock ownership plan and (ii) 83,500 shares issuable upon exercise of options exercisable currently or within 60 days.

(m)	Issuable upon exercise of options exercisable currently or within 60 days.

Each of the individuals named in the preceding table has sole voting and investment power over shares listed as beneficially owned, except as indicated. Each of the directors and officers whose share ownership is reported above has indicated that no such shares are pledged as security.

The following persons have informed us that they were the beneficial owners of more than five percent of our outstanding shares of Class A Common Stock:

Name(s)(a)	Shares of Company’s Class A Common Stock Beneficially Owned*	Percent of Outstanding Class A Common Stock

J. Spencer Standish	2,583,707 (b)	9.03%
NFJ Investment Group L.P	1,621,750 (c)	6.24%
LSV Asset Management	1,621,270 (d)	6.24%
Artisan Partners	1,527,000 (e)	5.88%
Barclays Global Investors, NA	1,355,425 (f)	5.22%

* As of December 31, 2006, except for J. Spencer Standish, whose holdings are shown as of February 15, 2007.

___________

(a)

Addresses of the beneficial owners listed in the above table are as follows: J. Spencer Standish, 395 Llwyd’s Lane, Vero Beach, Florida 32963; NFJ Investment Group L.P., 2100 Ross Avenue, Suite 1840, Dallas, Texas 75201; LSV Asset Management, 1 N. Wacker Drive, Suite 4000, Chicago, Illinois 60606; Artisan Partners, 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202; and Barclays Global Investors, NA, 45 Fremont Street, San Francisco, California 94105.

(b)

Includes 2,583,707 shares issuable upon conversion of an equal number of shares of Class B Common Stock. 1,715,694 shares of Class B Common Stock are held by trusts as to which he has sole voting and investment power; the remaining 868,013 shares are held by J. S. Standish Company. (J. S. Standish Company is a corporation as to which J. Spencer Standish holds the power to elect all of the directors.) Current directors of J. S. Standish Company include J. Spencer Standish, John C. Standish (son of J. Spencer Standish), Christine L. Standish (daughter of J. Spencer Standish), and Thomas R. Beecher, Jr. (a director of the Company). Does not include (x) 5,961 shares of Class A Common Stock beneficially owned by his daughter, Christine L. Standish, a director of the Company, (y) 7,301 shares of Class A Common Stock beneficially owned by his son, John C. Standish, a director of the Company, or (z) 151,318 shares issuable upon conversion of an equal number of shares of Class B Common Stock held by the Standish Delta Trust. Mr. Standish disclaims beneficial ownership of such shares.

(c)

Represents shares beneficially owned by NFJ Investment Group L.P. and/or certain investment advisory clients or discretionary accounts. NFJ Investment Group L.P. has sole power to vote or direct the vote of, and sole power to dispose or direct the disposition of, all such shares.

(d)

Represents shares beneficially owned by LSV Asset Management, in its capacity as investment adviser. LSV Asset Management has sole power to vote or direct the vote of, and sole power to dispose or direct the disposition of, all of such shares.

(e)

Such shares are also reported as beneficially owned by Artisan Corp., the general partner of Artisan Partners, and each of Andrew A. Ziegler and Carlene Murphy Ziegler, principal stockholders of Artisan Corp. Each beneficial owner has sole power to vote or direct the vote of none of the reported shares; shared power to vote or direct the vote of 1,311,800 of such shares; sole power to dispose or direct the disposition of none of the reported shares; and shared power to dispose or direct the disposition of all of such shares.

(f)

Represents shares beneficially owned by Barclays Global Investors, NA, and one or more affiliates, including Barclays Global Fund Advisors and Barclays Global Investors, Ltd. Barclays Global Investors, NA, and/or one or more of such entities has the sole power to vote or direct the vote of 1,264,305 such shares, and sole power to dispose or direct the disposition of all such shares.

The following persons have informed the Company that they are the beneficial owners of more than five percent of the Company’s outstanding shares of Class B Common Stock as of February 15, 2007:

Name(s)(a)	Shares of Company’s Class B Common Stock Beneficially Owned	Percent of Outstanding Class B Common Stock

J. Spencer Standish	2,583,707 (b)	79.84%
J. S. Standish Company	868,013	26.82%
Thomas R. Beecher, Jr.	645,625 (c)	19.95%

___________

(a)

Addresses of the beneficial owners listed in the above table are as follows: J. Spencer Standish, 395 Llwyd’s Lane, Vero Beach, Florida 32963; J. S. Standish Company, c/o Barrantys LLC, 120 West Tupper Street, Buffalo, New York 14201; and Thomas R. Beecher, Jr., c/o Barrantys LLC, 120 West Tupper Street, Buffalo, New York 14201.

(b)

Includes (i) 868,013 shares held by J. S. Standish Company, a corporation of which he is a director and as to which he holds the power to elect all of the directors, and (ii) 1,715,694 shares held by trusts as to which he has sole voting and investment power. Does not include (x) 1,704 shares of Class B Common Stock owned outright by his son, John C. Standish, (y) 1,704 shares of Class B Common Stock owned outright by his daughter, Christine L. Standish, or (z) 151,318 shares held by the Standish Delta Trust. Mr. Standish disclaims beneficial ownership of such shares.

(c)

Includes (i) 247,154 shares held by a trust for the sole benefit of John C. Standish (son of J. Spencer Standish) and (ii) 247,153 shares held by a trust for the sole benefit of Christine L. Standish (daughter of J. Spencer Standish). Mr. Beecher is the sole trustee of such trusts with sole voting and investment power. Also includes 151,318 shares held by the Standish Delta Trust, of which he is trustee with shared voting and investment power. Does not include 868,013 shares held by J. S. Standish Company, of which he is a director.

Voting Power of Mr. Standish

J. Spencer Standish, related persons (including Christine L. Standish and John C. Standish, directors of the Company) and Thomas R. Beecher, Jr., as sole trustee of trusts for the benefit of descendants of J. Spencer Standish, now hold in the aggregate shares entitling them to cast approximately 55.41% of the combined votes entitled to be cast by all stockholders of the Company. Accordingly, if J. Spencer Standish, related persons and Thomas R. Beecher, Jr., as such trustee, cast votes as expected, election of the director nominees listed above will be assured.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Compensation Committee”) has reviewed and discussed the Compensation Discussion and Analysis following this report with management of the Company, and based on such review and such discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement.

Erland E. Kailbourne, Chairman
Thomas R. Beecher, Jr.
Paula H.J. Cholmondeley
John F. Cassidy, Jr.
Edgar G. Hotard

COMPENSATION DISCUSSION AND ANALYSIS

The subject of the following discussion is the compensation awarded to, earned by, or paid to five individuals: the Company’s Chief Executive Officer, Chief Financial Officer, and the three other executives of the Company who were the most highly compensated during 2006. The discussion is intended to explain the material elements of compensation paid or awarded to these individuals during 2006, as reported in the tables and narrative discussion beginning on page 29 under the heading “EXECUTIVE COMPENSATION.” While this discussion focuses chiefly on compensation paid or awarded during 2006, it also addresses compensation themes, plans, and practices that relate to compensation paid or awarded in earlier years, as well as compensation matters addressed by the Company and the Compensation Committee during early 2007.

The SEC regulations that tell us what we must discuss in this analysis (and what we must disclose in the tables and narrative discussion that follow this analysis) refer to the five individuals whose compensation is discussed in this report as the “named executive officers,” and we will do the same. In this proxy statement, the Named Executive Officers are: President and Chief Executive Officer Joseph G. Morone, Executive Vice President and Chief Financial Officer Michael C. Nahl, Executive Vice President William M. McCarthy, and Group Vice Presidents Thomas H. Curry and Dieter Polt.

Some of the compensation paid, earned, or awarded to the Named Executive Officers was paid, earned, or awarded pursuant to plans or programs in which other executives of the Company participate. When discussing these plans, we will refer to four groups of executives. “Managers” or “management” refers to the approximately 700 managers worldwide who participate in the annual cash incentive bonus program we will describe below. “Top management” refers to a group of about 250 more senior managers who are eligible to receive annual grants of Restricted Stock Units under our RSU Plan (also defined below). “Executive officers” refers to a still more senior group of from 12 to 15 executives who are elected to their offices by the Board of Directors and identified as executive officers in our Annual Report on Form 10-K. Finally, we will use the term “senior management team” to refer to the Chief Executive Officer and the core group of top executives working most closely with the Chief Executive Officer. Taking retirements and promotions into account, this group generally includes between seven and nine executives (including the Chief Executive Officer) at any time. Each of the Named Executive Officers was a member of this senior management team during 2006. Members of the senior management team typically do not receive Restricted Stock Units but instead receive stock-based Performance Awards (also described below).

Compensation Philosophy and Objectives

The principal objectives of our executive compensation program are (1) to enable the Company to attract and retain talented, well-qualified, experienced, and highly motivated managers whose performance will substantially enhance the Company’s performance, (2) to structure elements of compensation so that performance consistent with delivering shareholder value and the Company’s annual and long-term goals is suitably rewarded, and (3) in the case of top management, to align the interests of each manager with the interests of our stockholders. The Company believes that aligning the interests of management and stockholders, and rewarding performance consistent with annual and long-term goals, leads to greater value for stockholders.

Given these foregoing objectives, our compensation program is designed to recognize and reward:

(1) The extent to which the Company, on a consolidated basis, and under the leadership of the CEO and the senior management team, succeeds in attaining specific financial, operational, or strategic goals (such as a certain amount of operating income or cash flow, increased market share in the Company’s core businesses, or growth in the Company’s emerging businesses) during the year. These goals are set forth in management’s consolidated annual operating plan, which plan is reviewed and approved by the Company’s Board of Directors at the beginning of each year. While the annual operating plans necessarily set forth annual goals, the goal-setting process is influenced by recent operating results and current business conditions, and is driven by the Company’s long-term business strategy. During 2006, this strategy, as described in the Company’s 2006 Annual Report, was to transform the Company into a family of advanced textiles and materials businesses by accelerating improvement in all aspects of Company performance, improving and innovating in all areas to deliver better products and services faster, and investing for future growth.

(2) The extent to which each member of management succeeds in achieving the annual financial, operational, and/or strategic goals relating directly to the business unit for which such executive is responsible or with which such executive is associated (which, in the case of the Chief Executive Officer, Chief Financial Officer, and one or more of the other Named Executive Officers, may be the Company as a whole), as well as, in some cases, the extent to which he or she succeeds in achieving more specific individual goals tailored to the manager’s specific job function or situation. Financial, operational, and strategic goals are also typically tied directly to targets identified in the Company’s operating plan, as reviewed and approved by the Company’s Board; individual goals may or may not relate to operating plan targets.

(3) The extent to which each member of management succeeded in responding to events, problems, challenges, and opportunities arising during the course of the year, whether operational or strategic, which were not anticipated in management’s operating plan, or were otherwise not exclusively within management’s control.

(4) The demonstration of competent, intelligent, and ethical business behavior and managerial skill, regardless of success or failure in achieving operating plan or other goals during the year. The Company recognizes that annual performance may not be achieved by violating ethical standards, cutting corners, or compromising longer-term strategic goals. Managers should not be penalized for making correct decisions that may have a negative impact on short-term results, or on achievement of annual operating plan targets.

(5) The demonstration of loyalty and commitment to the Company in the form of continued voluntary employment (i.e., executive retention).

The Board of Directors believes that granting Performance Awards to the senior management team and RSUs to the other top managers will help further motivate executives to meet long-term strategic and financial goals and also help ensure executive retention. In addition, providing a short-term incentive program in the form of an annual cash incentive bonus program helps motivate all members of management to meet annual objectives in the context of the overall strategic plan.

Elements of Compensation

During 2006, as in recent prior years, the Company used four principal elements of compensation to achieve the foregoing objectives: (1) base (cash) salary; (2) annual cash incentive bonuses; (3) retention incentives in the form of grants of Restricted Stock Units (“RSUs”) pursuant to the Company’s Restricted Stock Unit Plan (“RSU Plan”); and (4) performance-based incentive grants (“Performance Awards”), denominated in shares of Company stock and payable in a combination of cash and shares, awarded pursuant to the Company’s 2005 Incentive Plan.

The objective and subjective factors that determine the specific type and amount of each element of compensation are addressed in the discussion of each such element. Generally speaking, the Company and the Committee are driven by a desire to compensate executives competitively, while rewarding performance and achieving the overall compensation objectives described above. The relative prominence of each element as part of an executive’s total compensation is primarily determined by the Committee’s desire to be consistent with competitive market practice with respect to each element. Therefore, the Company has no fixed policy for allocating between long-term and current compensation, or between cash and noncash elements. In approving each element of compensation, the Committee has access to, and reviews, a summary (i.e., “tally sheets”) of all material elements of annual and long-term compensation (including accrued pension and 401(k) benefits) of each Named Executive Officer and each other member of the senior management team. The Committee relies on data provided by its consultant, Watson Wyatt Worldwide (“Watson Wyatt”), to determine the overall cash compensation appropriate to further its objectives, and is likewise guided by the compensation practices of comparator companies and the advice of Watson Wyatt when it considers grants of Performance Awards to the senior management team.

Readers should note that Performance Awards granted in 2006 (as well as in 2005 and 2007), were granted exclusively to members of the senior management team. Grants of RSUs during 2006, as in 2005, were made generally to all members of top management, excluding the senior management team. (Dr. Morone received an initial RSU grant upon joining the Company during 2005, and did not receive a Performance Award during 2005.)

Cash Compensation – Salary and Annual Incentive Bonus

Annual cash salary constitutes the core cash portion of the compensation of every member of management, including the Named Executive Officers. It is the basic consideration provided to a manager in exchange for his or her employment. Base salaries of executive officers, including the Named Executive Officers, are established as a percentage of targeted cash compensation for each officer. The percentages for 2006 ranged from 66 2/3% in the case of the Chief Executive Officer to approximately 77% in the case of other executive officers.

Total cash compensation for each executive officer (base salary plus annual cash incentive) for 2006 (as in prior years) was intended to be competitive with companies with which we compete for executive talent. The Committee believes that such competitors are not limited to companies in the same industry, and that comparisons should be made to the compensation practices of a cross section of U.S. industrial companies with comparable sales volumes and international complexity. The Committee retains the services of Watson Wyatt to compare the compensation of its senior management team with such a cross section. Watson Wyatt carries out such a comparison annually, in the case of the Company’s Chief Executive Officer, and periodically (in 2005 and again in 2007) with respect to all members of the senior management team. In addition, the Committee reviews such published surveys and other materials regarding compensation as are provided from time to time by the Company’s Human Resources Department.

In general, the Committee sought to achieve total cash compensation for 2006 (as in prior years) for each executive officer, including the Named Executive Officers, that would place it at the median of compensation paid by U.S. industrial companies with comparable sales volumes, number of employees, and international complexity to executives with comparable talents, qualifications, experience, and responsibilities. Where positions of a comparable nature could not be identified in comparable companies, total cash compensation was established by reference to other positions for which comparisons could be identified. The Committee also made such adjustments to base salary (and therefore to total target cash compensation) as it deemed appropriate to reflect the past and anticipated performance of the individual executive officer, to take into account various subjective criteria such as leadership ability, dedication, and initiative, and to achieve internal equity in compensation.

Salaries of executive officers are customarily adjusted in April of each year. In February 2006, the Committee generally approved annual salary increases for Company managers, to become effective in April 2006, averaging 3.5% (excluding increases granted in recognition of a substantial change in responsibilities) to reflect the reported rate of increases by comparable companies and consistent with its objective of achieving total cash compensation at the median of such companies. Increases actually granted to the Named Executive Officers ranged from 2.9% to 10.0%. In February 2007, the Committee again generally approved annual salary increases for Company managers, to become effective in April of 2007, averaging 3.5% (excluding increases granted in recognition of a substantial change in responsibilities) to reflect the reported rate of increases by comparable companies as reported by Watson Wyatt. Increases actually granted to the Named Executive Officers ranged from 0% to 5.0%. While specific adjustments in each year were driven by the goal of achieving competitive cash compensation at the median of the comparator group, the Committee also took into account the past and anticipated performance of the individual, as well as his or her leadership ability, dedication and initiative.

As described above, the Company also targets a certain percentage of each manager’s total annual cash compensation as incentive bonus. Although the final amount of the cash incentive bonus actually paid to a manager (including each of the Named Executive Officers) is determined by the Compensation Committee in its sole discretion, it is generally based on Company, business unit, and individual performance during the previous year. For the 2006 incentive bonus (payable in early 2007 on the basis of 2006 performance), as in recent years, the Committee approved specific performance factors proposed by management at the beginning of the year as determining cash bonus for managers in each operating unit. During 2006, as in prior years, such factors consisted of one or more of: operating income, market share, and management of working capital, as well as specific individual performance criteria developed for each manager. Financial factors may be measured on a global, regional, and/or divisional level, depending on each manager’s level of responsibility.

Target bonus as a percentage of base salary during 2006 for each of the Named Executive Officers was: Joseph G. Morone, 50%; Michael C. Nahl, 44%; William M. McCarthy, 40%; Dieter Polt, 38%; and Thomas H. Curry, 38%.

A cash performance incentive sufficient to bring total cash compensation to the targeted level is paid only if the Committee determines that the performance levels that it considers appropriate for the particular fiscal year have been achieved. Lesser cash incentives will be paid if such performance levels are not achieved and larger incentives will be paid if performance exceeds such levels.

The Committee retains the right to exercise discretion, after the close of the fiscal year, to determine to what extent an executive’s cash performance incentive has been earned. In doing so, it has typically taken into account additional individual performance factors, including the effects of unanticipated events on incentive goals of the business unit with which the executive is associated, and how effectively the executive responded to such events. In exercising this discretion, it may also take into account other factors, including the amounts of cash incentives awarded in prior years, the relationship between the cash incentives awarded with respect to a prior period and performance during such period, and the effect of a greater or lesser cash incentive on the manager’s desire to remain a Company employee, or on his or her motivation with respect to current or future periods. The Committee is not limited in any way as to the factors it may choose to consider in exercising its discretion. (For these reasons, annual incentive bonus payments are not intended to be deductible under Section 162(m) of the Internal Revenue Code.)

Following the close of 2006, the Committee reviewed Company performance with respect to the factors it had identified. Applying the previously identified performance factors to actual 2006 results yielded an annual bonus payout of 41.5% of target. Consequently, the Committee determined that, as a general matter, the annual incentive bonuses for executive officers for 2006 should be 41.5% of their target levels, with adjustments to be made on the basis of factors specific to each such officer, including those described in the previous paragraph. As a result, each of the Named Executive Officers was awarded an annual cash incentive equal to 41.5% of his target bonus, increased in some cases by an amount generally comparable in value to the amount by which such officer’s 2006 Performance Award payout was adversely affected by certain cost-saving measures implemented during 2006. Actual 2006 bonuses ultimately approved and paid as a percentage of target for each of the Named Executive Officers were: Joseph G. Morone, 62%; Michael C. Nahl, 53%; William M. McCarthy, 41.5%; Dieter Polt, 49%; and Thomas H. Curry 54%.

Restricted Stock Units

Prior to 2003, the only significant noncash annual or long-term element of compensation paid or granted to a member of top management was in the form of traditional, non-qualified stock options granted under one of the Company’s stock option plans. With limited exceptions, option grants typically vested in 20% increments over a period of five years, with an exercise price equal to the fair market value of the Company’s Class A Common Stock on the date of grant. The Company had a practice of making annual option grants to all top managers, including executive officers, going back many years.

In 2003 the Company concluded that the expense of granting stock options, as now required to be reflected in our consolidated financial statements, as well as their dilutive effect on shareholders, was not commensurate with the value ascribed to them by recipients. Beginning in November 2003, the Committee made grants of RSUs under the Company’s RSU Plan in lieu of grants of stock options. The Company is of the view that the expense of RSU grants (as reported in the Company’s consolidated financial statements) is at all times commensurate with their perceived value in the hands of award recipients. Given this, they are, from an accounting standpoint, a more cost-effective form of executive compensation than options.

Each RSU granted under the RSU Plan entitles the grantee to receive the fair market value of a share of our Class A Common Stock, in cash, at the time the unit vests. At the time of adoption of the RSU Plan, the Committee reported that it regarded the RSU Plan as an alternative to the Company’s stock option plans, and that it did not expect that it would grant both RSUs and stock options to employees as a normal practice. This continues to be the Committee’s sentiment.

Unlike options, which deliver value to the recipient only to the extent of any increase in the Company’s stock price after the date of grant, RSUs deliver immediate value to a recipient upon vesting. Because of this, initial RSU awards were targeted at a number of units equal to roughly one-third of a recipient’s last stock option grant. (For example, an executive who received a stock option grant in November of 2002 exercisable for 5,000 shares of Class A Common Stock could expect to receive an RSU award of 1,500 to 2,000 shares.) As was the case with the stock options they were intended to replace, such RSU grants vest at a rate of 20% per year.

As with stock options before them, RSU grants have to date functioned primarily as retention incentives. As was the case with option grants in prior years, the range of the number of RSUs awarded to any single executive has typically been determined primarily on the basis of salary and grade level, years of service and internal equity, although performance factors have historically played a lesser role in determining the actual size of an award in a particular year within such range. Due to their five-year vesting, a recipient younger than age 62 who voluntarily terminates his or her employment will forfeit any unvested RSUs; an executive leaving voluntarily after age 62 will forfeit half of his or her unvested RSUs.

Consistent with the objective of executive retention, in granting awards to executive officers (including, before 2005, any Named Executive Officers) the Committee has typically considered the value to the Company of the retention of the employee, and the extent to which the number and remaining term of stock options and RSUs already granted are a sufficient retention incentive given the specific situation of such employee.

As indicated above, none of the Named Executive Officers received RSU grants during 2006.

Performance Awards

In recent years, the Committee has retained the services of Watson Wyatt to provide compensation consulting services, including benchmarking and comparative compensation data. During 2004, the Committee asked Watson Wyatt to review the Company’s executive compensation practices, including cash and noncash portions, as well as long-term incentives, and to assess such compensation both in general terms and relative to the compensation practices of manufacturing companies of comparable size and international complexity.

Watson Wyatt concluded that while the Company’s practice regarding total cash compensation (base salary plus cash performance incentive) for senior executives was generally competitive with such comparable companies and consistent with current practice, grants of long-term incentives (which during 2003 and 2004 were limited to grants of stock options) were below competitive levels. In addition, Watson Wyatt pointed out that while many public companies bestowed grants of stock options to senior executives on an annual basis, they also commonly made additional grants of compensation, the vesting (and value) of which was more overtly tied to performance factors (such as operating income, cash flow, etc.) other than stock price, calculated during a specified performance period. Adopting a practice of performance-based awards to senior executives would bring the Company more into line with current best-practices favored by shareholders regarding linking a greater percentage of executive compensation to Company and executive performance, while at the same time making the Company’s senior management compensation more competitive.

Consistent with Watson Wyatt’s report, as well as its own determination of current best-practices regarding executive compensation, the Committee instructed the Company to develop a new compensation plan for senior executives that would permit the Committee to make performance-based awards to the most senior executives of the Company. As a result, management proposed, and the shareholders of the Company approved, the Company’s 2005 Incentive Plan in early 2005. The first

Performance Awards, to the members of the senior management team, including the Named Executive Officers, were made in early 2005. Subsequent awards were also made in early 2006 and 2007.

Awards to Named Executive Officers in 2006 (as well as 2005 and 2007) consisted of a target amount of shares of the Company’s Class A Common Stock. Each award entitled the recipient to be credited with a number of shares equal to from 0% to 200% of such target amount, based upon the extent to which he or she attained certain performance goals during 2006. Once credited, awards are to be paid out as follows: (1) 25% in early 2007, in cash, (2) 50% in early 2008, half in cash and half in shares, and (3) the remaining 25% in early 2009, half in cash and half in shares. The target share amounts for the Named Executive Officers granted awards were: Joseph G. Morone, 42,000 shares; Michael C. Nahl, 14,000 shares; William M. McCarthy, 10,000 shares; Thomas Curry, 9,000 shares; and Dieter Polt, 7,000 shares. Performance goals for the Named Executive Officers consisted of one or more of: increasing net sales, increasing cash flow, increasing operating income, and increasing share of market in certain key markets.

In determining the size of the 2006 awards, the Committee’s primary intention was to award performance incentives at a level that would be consistent with competitive best-practices at comparable companies. To assist the Committee in realizing this intention, Watson Wyatt prepared an analysis that compared proposed award value with the value of long-term incentive awards at comparable companies. The size of the initial awards was consistent with Watson Wyatt’s findings and recommendation, as well as with internal equity. Assuming attainment of 100% of applicable performance goals, the awards had a value (based on a stock price of $35 per share at the time of the analysis) of from $1.46 million in the case of Dr. Morone to $189,000 in the case of Mr. Polt. These values also represented an amount of approximately 148% (in the case of Dr. Morone) to approximately 49% (in the case of Mr. Polt) of the recipient’s total target 2006 cash compensation.

In determining the appropriateness of the performance parameters generally, as well as the specific performance targets for the 2006 Performance Awards, the Committee also considered (1) the alignment between the performance goals and the Company’s business objectives, (2) the advice of Watson Wyatt as to the total value of the awards, as well as the ideal frequency of various award outcomes, and (3) the sizes of the Performance Awards actually earned during 2005. (In general, the Committee seeks to establish target criteria that would result in a 50% probability of a 100% payout.) In setting specific targets, the Committee reviews historical data on the extent to which the Company has achieved 100% of operating plan targets in previous years. In determining 2006 and 2007 awards, the Committee also took into account the extent to which targets had been achieved and awards earned with respect to awards granted in prior years, noting that awards earned by Named Executive Officers had ranged from 135% to 152% of target for 2005 and had equaled 36.5% of target for all Named Executive Officers for 2006. The Committee structured the awards with objective, non-discretionary performance criteria intended to make them deductible under Section 162(m) of the Internal Revenue Code.

In addition, the Committee seeks generally to maintain appropriate alignment between the economic interests of the Company’s senior executives and the Company’s stockholders when determining in what “currency” (units of currency of shares of stock) the Performance Awards will be denominated, and the form in which (cash or stock) and the period over which earned Performance Awards will be distributed. All awards granted to date, once earned, continue to be denominated in shares of Class A Common Stock until they are paid out over a period of three years from the date of initial grant, such that the value of the award is still linked to the value of the Company’s Class A Common Stock during the distribution period.

Other Plans and Programs

In addition to these four principal elements of compensation, the Company maintains a tax-qualified 401(k) defined contribution plan in which all salaried and hourly U.S. employees are generally eligible to participate. Under the 401(k) plan, a participant is entitled to contribute up to 10% of his or her pre-tax income and up to 15% after tax; the Company will match (in shares of the Company’s Class A Common Stock) contributions made by the employee under the Plan, up to a maximum of 5% of the employee’s pre-tax income. The Company also maintains a profit-sharing plan for all salaried U.S. employees. Under the profit-sharing plan, which was adopted to partially offset reductions in benefits under the Company’s tax-qualified U.S. defined benefit (i.e., pension) plan, the employees can receive an amount generally determined using the same formula used to determine annual cash bonuses for top-management executives employed in the U.S. The actual amount is determined by the Compensation Committee in its sole discretion, and typically amounts to between 1% and 2.5% of each participant’s annual salary. Profit-sharing payments are generally made in the form of Class A Common Stock to the accounts of participants in the 401(k) plan. Contributions to Named Executive Officers participating in the 401(k) during 2006 are described in the “Summary Compensation Table” on page 29.

The Company also maintains a tax-qualified defined benefit plan (i.e., a pension plan) in which all salaried and hourly U.S. employees (including any Named Executive Officers who are U.S. employees) who began their employment before October 1, 1998 participate. The Company also maintains a related supplemental executive retirement plan. (See narrative discussion following the “PENSION BENEFITS” table on page 38.) Named Executive Officers who are U.S. employees and who were so employed before such date accrue retirement benefits under these plans in accordance with its terms. New retirement benefits “earned” by any Named Executive Officer under such plans during 2006 are reported in the “Summary Compensation Table” on page 29, and the present value of the benefits accumulated for any Named Executive Officer are reported in the “PENSION BENEFITS” table on page 38.

Finally, employees located outside of the United States may enjoy benefits under local government-mandated retirement or pension plans, as well as supplementary pension or retirement plans sponsored by a local affiliate of the Company. Dieter Polt is the only Named Executive Officer employed outside of the United States. As an employee of a subsidiary of the Company in Germany, he accrued benefits under the state-mandated pension plan until his retirement on March 1, 2007. The Company pays only the portion of annual contributions it is legally required to pay. Therefore, no benefits relating to such plan are reported in either the “Summary Compensation Table” or the “PENSION BENEFITS” table.

Basis for Allocation – Different Forms of Noncash Compensation

Although the Company maintains stock option plans and the RSU Plan, all grants of noncash compensation awarded during 2006 and 2005 to the Named Executive Officers (as well as the other most senior executives of the Company) were in the form of Performance Awards. Although Watson Wyatt had initially proposed structuring the longer-term/share-based elements of senior executive compensation in two parts – a time-based equity award combined with a performance-based equity award – management recommended, and the Committee agreed, that the awards granted in early 2005 and 2006 to members of the senior management team be entirely performance-based. This meant, among other things, that a significant portion of cash compensation, as well as the entire portion of noncash compensation, received by each member of the senior management team (including the Named Executive Officers) for 2006 was performance-based.

While entitlements or account balances under the Company’s pension plan or 401(k) plan may be construed as “long-term” compensation, the amounts to which executives are entitled under these plans are dictated by the terms of the plans themselves. As these are tax-qualified, nondiscriminatory plans, such terms apply equally to all eligible employees of the Company. While the Committee is made aware of the accrued value of these entitlements when making determinations regarding executive compensation for senior executives (including the Named Executive Officers), an executive’s benefits under these plans generally have no direct bearing on the determination of new grants under the 2005 Incentive Plan.

Timing of Awards and Grants

Annual incentive cash bonuses have always been determined by the Compensation Committee during the Committee meeting first following the most recently completed fiscal year, assuming that all data relevant to the bonus formula are available. This meeting is typically held in early or mid-February. Salary increases (typically to be effective in April) are also approved at this time.

This is also the time when a special Performance Committee of the Board (intended to ensure the deductibility of these awards under Section 162(m) of the Internal Revenue Code) approves new grants of Performance Awards under the 2005 Incentive Plan to the Named Executive Officers and other members of the senior management team. Due to the fact that some of the performance targets in these awards may be derived from operating plan targets, which targets may not be finally determined until financial results for the prior year are available, these awards are generally approved after prior year results are announced and before the deadline (March 31) for ensuring deductibility under Section 162(m).

Grants of time-based RSUs under the RSU Plan have been made annually at the Committee meeting held during the fourth quarter (typically in early or mid-November). Interim grants may be approved by the Committee to specific individuals at other times during the year at the time of a new hiring or promotion. (In any event, no Named Executive Officer received any grant of time-based RSUs under the RSU Plan during 2006.)

The Effect of Prior or Accumulated Compensation

The Company does not believe that the compensation paid to its executives, including the Named Executive Officers, or any individual element of that compensation, is lavish or extraordinary. At the end of 2005 and 2006, the Compensation Committee reviewed “tally sheets” for each member of the senior management team, which sheets summarize cash and noncash compensation paid in recent years as well as the accumulated value of stock options, RSUs and Performance Awards, and pension benefits. The Committee considers this information before approving new Performance Awards, salary increases, or final annual cash incentive bonuses for the prior year. The Committee views such “realizable” future compensation as having been truly earned by the employee on the basis of previous employment and performance, or simply pursuant to the same terms (in the case of accrued pension and 401(k) benefits) as “realizable” future benefits earned by the Company’s other eligible employees. As a result, such “realizable” future compensation has generally had little, if any, bearing on the amount or timing of new compensation approved or awarded. A notable exception would be annual grants of stock options or RSUs made to members of the senior management team before 2005; when attempting to gauge the appropriate level of a grant and its retentive effect, the Committee has taken into account the extent of “realizable” future compensation in the form of options and RSUs that would be forfeited if the executive were to leave the Company voluntarily.

2007 was the third year in which Performance Awards were granted. The Committee expects to continue to consider the value earned from Performance Awards granted in prior years when determining the sizes and appropriate performance targets of future Performance Awards.

The Impact of Accounting or Tax Considerations

While accounting or tax treatments typically have little direct impact on the compensation decisions of the Committee, if given the choice between two comparable forms of compensation, the Committee has in the past favored the form with the lower tax cost (to the employee and/or the Company), more favorable accounting treatment, or more favorable impact on the Company’s borrowing cost pursuant to its primary revolving credit facility. Specific recent examples include:

The Committee had approved stock option awards to executive officers each November from November 1998 until November 2002. In November 2003, the Committee approved the award of RSUs to executive officers under the RSU Plan, and did not grant any stock options. As stated above, the Committee regards RSUs as an alternative to stock options, and does not currently expect that it will grant both RSUs and stock options to employees as a normal practice. In recommending to the Committee that RSU grants be made in lieu of option grants, management was motivated in part by the opinion that the expense of granting stock options, as now required to be reflected by the Company in its consolidated financial statements, as well as their dilutive effect on shareholders, was not commensurate with the value ascribed to them by the award recipients. Management does not feel that this is the case with RSUs, the expense of which (as reported in the Company’s consolidated financial statements) is at all times commensurate with their perceived value in the hands of award recipients. Given this, they are, from an accounting standpoint, a more cost-effective form of executive compensation for a company, such as ours, operating primarily in a mature industry.

In choosing the performance criteria applicable to Performance Awards under the 2005 Incentive Plan, as well as the manner in which such awards are approved, the Committee accepted management’s recommendation to ensure that such criteria and procedures would preserve the deductibility of expenses associated with this form of compensation under Section 162(m) of the Internal Revenue Code.

Equity Ownership Requirements or Guidelines

The Company has no requirements or guidelines relating to ownership of Company common stock by Named Executive Officers or others. While the Company acknowledges that the use of such requirements may result in greater alignment of executive and shareholder interests, it also believes that, in the case of many public companies (including the Company), substantial alignment already exists. A severe or even modest decline in the value of the Company’s common stock is likely to have a much greater proportional economic impact on any of the Named Executive Officers or other executive officers of the Company than on any outside shareholders, even those owning the largest percentages of the Company’s outstanding common stock. A Company executive officer, with a significant portion of his or her net worth in the form of unexercised stock options, unvested RSUs and/or undistributed Performance Awards (all of which are denominated in shares), and Company common stock contributions to his or her 401(k) account is likely to be more exposed to a decline in stock price than the institutional shareholder with even the biggest holdings. In addition, poor performance delivering shareholder value in the form of a higher stock price may contribute to the removal of such an executive. The personal financial well-being of each of the Company’s executive officers is therefore already acutely dependent on the continued financial well-being of the Company.

Benchmarking

The Committee’s compensation consultant, Watson Wyatt, provides benchmarking and comparative compensation analysis annually. Watson Wyatt performed a comprehensive assessment of the Company’s executive compensation practices, including cash and noncash portions, as well as long-term incentives, in 2004. Watson Wyatt’s findings and recommendations formed part of the basis for certain of the changes to executive compensation for the most senior company executives during 2005.

Since that 2004 report, the Company has asked Watson Wyatt to review and express an opinion on proposed Performance Awards in 2005, 2006, and 2007 to the top executives of the Company. In each case, Watson Wyatt reported that, overall, the values of grants of performance-based RSUs were market competitive, with some variation between some positions. For 2006 specifically, Watson Wyatt reported that the award for the Chief Executive Officer was in line with competitive market practice, and that the awards for the other executives, while slightly above market median practice, were within the competitive range. They concluded that, given the fact that the entire amount of each executive’s noncash compensation is subject to performance contingencies and is therefore at risk, the awards were reasonable and appropriate.

In arriving at the conclusions in their various reports, Watson Wyatt benchmarked individual compensation against: (a) either the Company’s proxy “peer” group (i.e., the companies in the Dow Jones U.S. Paper Index, in each case as described in the stock performance chart set forth in the Company’s proxy statement or Form 10-K for the relevant fiscal year, to the extent such data was available) or, beginning in 2007, a peer group of 15 publicly traded U.S. companies in the same or related industries with comparable revenues, employees, and international operations; and (b) a broader sample of compensation data from a larger number of companies with comparable annual revenues and/or operating in comparable manufacturing industries. The data were drawn from a number of published survey sources containing data for the most recent annual period for which data were available, including the Watson Wyatt Top Management Survey, the Mercer Executive Compensation Survey, and the Private Executive Compensation Survey. In addition, where available and appropriate, Watson Wyatt also benchmarked compensation for each executive against data for executives in charge of business units of comparable revenues.

The Role of Executive Officers in the Compensation Process

As specified in its charter, the Compensation Committee is directly responsible for determining compensation of the Company’s Chief Executive Officer as well as the other senior executive officers of the Company. The Committee also assists the Board of Directors in the creation and implementation of employee compensation, incentive, and benefit policies and plans; administers (or oversees the administration by management of) pension and other employee benefit plans; and approves grants and awards under the Company’s stock option plans, RSU Plan, and 2005 Incentive Plan (except for awards intended to preserve deductibility under Section 162(m) of the Internal Revenue Code, which awards are approved by a separate committee of independent directors designated for such purpose).

The Committee’s Charter indicates that input from management is both expected and in some instances required in connection with the Committee’s exercise of its responsibilities. The Charter in particular provides that:

The Committee reviews and approves goals and objectives relevant to the determination of compensation for the senior executive officers other than the Company’s Chief Executive Officer. The Committee approves the Chief Executive Officer’s recommendations regarding the compensation of such officers after reviewing the Chief Executive Officer’s evaluation of performance of such officers in light of such goals and objectives.

Any Committee recommendations to the Board to modify or terminate existing U.S. benefit plans, or to establish new plans, may be based on recommendations from Company management; and

Committee recommendations to the Board regarding designation of trustees for U.S. benefit plans are based on management recommendations.

In addition, the Committee has traditionally been responsible for reviewing and approving salary ranges for senior management, and any changes in such ranges or in the Company’s salary structure. Such ranges and changes to such ranges are typically proposed by the Company’s Senior Vice President – Human Resources, working with the Chief Executive Officer.

Consistent with the Committee’s Charter, Company management has in fact made recommendations to the Committee from time to time regarding modifications to benefit plans, as well as adoption of new benefit plans.

In practice, certain members of the senior management team (specifically, the Chief Executive Officer, Chief Financial Officer, and Senior Vice President – Human Resources), make initial proposals to the Committee regarding the following annual compensation events: (1) the amount by which the total budget for management salaries in the aggregate will increase during the next fiscal year; (2) specific salary increases for each of the senior executive officers, including the Chief Executive Officer; (3) proposed aggregate annual management cash incentive bonus payments, as well as specific bonus payments proposed for each of the senior executive officers, including the Chief Executive Officer; (4) proposed RSU awards for each award recipient; and (5) proposed grants of performance-based incentive awards to the senior management team members, including the Chief Executive Officer.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation during 2006 of the Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus[1]	Stock Awards[2] ($)	Option Awards[3] ($)	Nonequity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($)	All Other Compen- sation ($)	Total ($)

Joseph G. Morone, President and Chief Executive Officer	2006	$645,150	$69,111[5]	$567,268	—	$139,150[6]	$0	$9,610[7]	$1,430,289

William M. McCarthy, Executive Vice President	2006	472,638	—	396,659	86,500	75,240[8]	370,000	11,296[9]	$1,412,333

Michael C. Nahl, Executive Vice President and Chief Financial Officer	2006	456,750	23,037[10]	302,070	$169,625	$86,570[11]	255,000	$22,960[12]	$1,316,012

Thomas H. Curry, Group Vice President	2006	332,102	14,180[13]	234,835	21,515	49,676[14]	152,000	10,664[15]	$814,972

Dieter Polt, Group Vice President	2006	379,535[16]	11,519[17]	149,473	21,515	63,163[18]	0	7,656[16,19]	$632,861

_______________

1 Reflects bonus earned during 2006 for performance during 2006 that was paid during 2007.

2 Reflects the compensation cost, in dollars, recognized in the Company’s 2006 financial statements of (a) awards during 2006 and 2005 of performance-based incentive awards under the Albany International Corp. 2005 Incentive Plan (the “2005 Incentive Plan”) and (b) awards during 2001, 2002, 2003 and 2004 under the Company’s Restricted Stock Unit (“RSU”) Plan. The total presented is the aggregate of the amounts recognized by the Company as compensation cost for each such award in its 2006 financial statements in accordance with FAS 123. Reference is made to Note 15 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for a discussion of the assumptions made in such valuations. See “GRANTS OF PLAN-BASED AWARDS” on page 32 and “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END” on page 34 for a discussion of the material terms of these awards.

3 Represents the compensation cost, in dollars, recognized in the Company’s 2006 financial statements of option awards granted in 2002 and prior years. The amount presented is the aggregate of the amounts recognized by the Company as compensation cost for each such award in its 2006 financial statements in accordance with FAS 123. Reference is made to Note 15 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for a discussion of the assumptions made in such valuations. See “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END” on page 34 for a discussion of the material terms of these awards.

4 Represents the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s 2005 financial statements to the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s 2006 financial statements. There were no above-market or preferential earnings during 2006 for any of the named executive officers under any deferred compensation plans. (See the “PENSION BENEFITS” table on page 38 and the notes following the table for a discussion of the assumptions used to calculate these amounts.)

5 Additional discretionary annual cash bonus under the Company’s annual cash incentive bonus program.

6 Includes (a) profit-sharing of $2,200 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($136,950) under the Company’s annual cash incentive bonus program that is not formula-based, in each case earned during 2006 and paid during 2007.

7 Includes (a) Company-matching contributions of $6,600 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, and (b) a premium of $3,010 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer.

8 Consists of the portion of his annual cash incentive bonus under the Company’s annual cash incentive bonus program that is not formula-based, in each case earned during 2006 and paid during 2007.

9 Includes (a) a premium of $2,171 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (b) perquisites of $9,125, valued on the basis of the aggregate incremental cost to the Company, consisting solely of personal and family estate-planning and financial counseling services provided by The AYCO Company, L.P.

10 Additional discretionary annual cash bonus under the Company’s annual cash incentive bonus program.

11 Includes (a) profit-sharing of $2,200 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($84,370) under the Company’s annual cash incentive bonus program that is not formula-based, in each case earned during 2006 and paid during 2007.

12 Includes (a) Company-matching contributions of $12,896 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $2,107 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (c) perquisites of $7,957, valued on the basis of the aggregate incremental cost to the Company, consisting solely of country club dues.

13 Additional discretionary annual cash bonus under the Company’s annual cash incentive bonus program.

14 Consists of the non-discretionary portion of his annual cash incentive bonus under the Company’s annual cash incentive bonus program.

15 Includes (a) a premium of $1,539 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (b) perquisites of $9,125, valued on the basis of the aggregate incremental cost to the Company consisting solely of personal and family estate-planning and financial counseling services provided by The AYCO Company, L.P.

16 Represents amount paid in Euros, translated into U.S. dollars at the rate of 1.2557 dollars per Euro, which is the rate used by the Company in its 2006 Consolidated Statements of Income and Retained Earnings.

17 Additional discretionary annual cash bonus under the Company’s annual cash incentive bonus program.

18 Consists of the portion of his annual cash incentive bonus under the Company’s annual cash incentive bonus program that is not formula-based.

19 Perquisites of $7,656, valued on the basis of the aggregate incremental cost to the Company, consisting solely of use of an automobile.

Employment Contracts — Named Executive Officers

Joseph G. Morone.    The Company entered into an Employment Agreement with Joseph G. Morone on May 12, 2005. The Agreement provided that Dr. Morone would be hired initially as President, after which he would become President and Chief Executive Officer on January 1, 2006. Employment may be terminated by Dr. Morone or the Company at any time. The Agreement provides for an initial base salary at the rate of $600,000 per year, subject to adjustment from time to time in the same manner as for other executive officers (which are customarily adjusted in April of each year). In February 2006, the Company’s Board of Directors increased Dr. Morone’s base salary to $660,000 per year, effective April 2006; in February 2007, the Board increased his base salary to $693,000, effective April 2007. The Agreement also provides that Dr. Morone is eligible to participate in any annual executive cash bonus program, as the same may be amended, modified or terminated by the Company, in accordance with its terms. The Agreement also provided for the award of 30,000 stock units pursuant to the Company’s RSU Plan (see “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END” table on page 34 and the narrative discussion following the table for a discussion of the material terms of this award). The Agreement entitles Dr. Morone to four weeks vacation with pay, or such greater amount as the Company’s vacation policy applicable to executive officers provides. The Agreement otherwise entitles Dr. Morone to participate in the Company’s employee benefit plans, policies, and arrangements applicable to executive officers generally (including, without limitation, relocation, 401(k), health care, vision, life insurance, and disability); in each case, as the same may exist from time to time, as well as such perquisites as may from time to time be made generally available to senior executives of the Company, including a subsidy for countryclub membership and financial planning assistance from a third-party consultant. Finally, the Agreement provides that, in the event Dr. Morone’s employment is terminated by the Company at any time for any reason other than cause, he shall be entitled to an amount equal to twice his annual base salary at the time of termination.

Dieter Polt.  As part of an offer of employment extended to Dieter Polt, who resides in Germany, prior to his joining the Company in 2001, the Company agreed to arrange for an apartment in the Albany area, as well as for annual visits by his spouse, should he be required to remain in the Albany area for extended periods. In addition, the Company agreed to provide him with a leased automobile during his employment, in accordance with the Company’s policy applicable to European executives. Finally, the Company agreed to provide continued salary and benefits for a period of one year in the event his employment is terminated by the Company at any time other than for cause.

On November 22, 2006, the Company announced that Mr. Polt would be retiring from the Company on March 1, 2007, his 64th birthday. In connection with his departure from the Company, the Company and Mr. Polt entered into a separation agreement on February 26, 2007. Pursuant to the terms of the separation agreement, the Company agreed that Mr. Polt would receive a one-time, lump sum payment of €327,856, to be paid on or about March 15, 2007. In addition, the Company agreed that Mr. Polt would remain eligible to receive an annual cash bonus for his 2006 performance, as determined by the Compensation Committee in accordance with the terms of the Company’s top-management cash bonus program. (The bonus so determined is reported in the “Summary Compensation Table” on page

29.) In exchange, Mr. Polt released the Company from any further obligations related to his departure.

There are no other employment, severance or similar agreements with any of the Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

	Estimated Future Payouts Under Nonequity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards[1] ($)

Joseph G. Morone	2/15/06	—	—	—	10,500	42,000	84,000	—	—	—	$1,501,920

William M. McCarthy	2/15/06	—	—	—	2,500	10,000	20,000	—	—	—	357,600

Michael C. Nahl	2/15/06	—	—	—	3,500	14,000	28,000	—	—	—	500,640

Thomas H. Curry	2/15/06	—	—	—	2,250	9,000	18,000	—	—	—	312,840

Dieter Polt	2/15/06	—	—	—	1,750	7,000	14,000	—	—	—	250,320

_______________

1 Computed in accordance with FAS 123R by multiplying the target number of shares by the closing market price on the grant date of $35.76.

Awards to each of the Named Executive Officers during 2006 consisted of a target amount of shares of Class A Common Stock (reported above under “Estimated Future Payouts Under Equity Incentive Plan Awards - Target”). Each award entitled the Named Executive Officer to be credited with a number of shares equal to from 25% (for attaining performance at the threshold level) to 200% (for attaining performance at the maximum level) of such target amount, based upon the extent to which he attained certain performance goals during 2006. (After 2006, the extent to which performance goals were attained was determined, and the actual number of shares credited to the bonus account of each Named Executive Officer is set forth in this proxy statement in the table titled “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END” on page 34. In each case, the number of shares actually earned was much lower than the target amount, and the value much less than the grant date fair value, reported above.)

The Award agreements relating to the foregoing Awards provide that a recipient whose employment terminated for any reason during 2006 would not be entitled to any portion of the foregoing Awards. (None of the Named Executive Officers was terminated during 2006.) A Participant who voluntarily terminates employment prior to the payout of the full amount of his bonus account is not entitled to any payments after such termination, except that a Participant who voluntarily terminates employment after January 1 of any year but prior to the payment of an amount due to be paid in that year will be entitled to such amount. A Participant whose employment is terminated by the Company without “cause” during any year, or who voluntarily terminates employment in a year after attaining age 62, is entitled to 50% of any portion of his or her bonus account not already paid, except that any such Participant whose employment so terminates after January 1 of any year but prior to the payment of an amount due to be paid in that year is entitled to the full amount due in that year plus 50% of the remainder, if any. Any Participant whose employment is terminated by Albany for “cause” shall forfeit any payments not yet paid, unless the Compensation Committee or, if required, a Performance Committee of the Board determines otherwise in its absolute discretion.

Once credited to the Named Executive Officer’s bonus account, awards are paid out as follows: (1) 25% on or about March 1, 2007, in cash, (2) 50% on or about March 1, 2008, half in cash and half in shares of Class A Common Stock; and (3) the remaining 25% on or about March 1, 2009, half in cash and half in shares of Class A Common Stock. The value of cash payments is determined on the basis of the average price of the Class A Common Stock during a calculation period preceding the payment date. The share balance in a bonus account is credited with dividends whenever dividends are paid on the Company’s common stock, by increasing the share balance by a number of shares equal in value to the cash dividends that would have been paid on an equivalent number of shares.

The performance condition at each of the threshold, target, and maximum levels for the awards reported above for the Named Executive Officers consisted of the Company attaining a specified level of consolidated operating income (subject to certain adjustments specified in the awards) during 2006. In setting these levels, the Compensation Committee sought to establish a target with a 50% likelihood of being met or exceeded. Likewise, the Committee intended that there be a rather high probability that threshold levels would be met, and a rather low probability that maximum levels would be met.

The Company has granted Performance Awards in each of 2005 and 2006. The 2005 awards were based on performance during 2005, the 2006 awards on performance during 2006. Following each such performance period, the amounts initially credited to the bonus accounts of the Named Executive Officers ranged from approximately 135% to 156% of target amounts in the case of the 2005 awards, and were approximately 42% of target amounts in the case of the 2006 awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value[2] of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Joseph G.	—	—	—	—	—	15,330 [3]	$504,510	—	—
Morone	—	—	—	—	—	24,303 [4,5]	799,812	—	—

William M.	—	—	—	—	—	3,650 [3]	120,122	—	—
McCarthy	—	—	—	—	—	14,336 [6]	471,798	—	—
	—	—	—	—	—	3,090 [4,7]	101,692	—	—
	—	—	—	—	—	4,590 [4,8]	151,057	—	—
	2,500	0	—	$22.2500	5/18/2015	—	—	—	—
	5,000	0	—	22.2500	5/14/2016	—	—	—	—
	15,000	0	—	19.3750	11/4/2018	—	—	—	—
	15,000	0	—	15.6875	11/9/2019	—	—	—	—
	10,000	0	—	10.5625	11/15/2020	—	—	—	—
	20,000	0	—	20.4500	11/6/2021	—	—	—	—
	16,000	4,000	—	20.6300	11/7/2022	—	—	—	—

Michael C.	—	—	—	—	—	5,110 [3]	168,170	—	—
Nahl	—	—	—	—	—	16,132 [6]	530,904	—	—
	—	—	—	—	—	3,091 [4,7]	101,725	—	—
	—	—	—	—	—	4,590 [4,8]	151,057	—	—

	25,000	0	—	15.0000	2/9/2013	—	—	—	—
	25,000	0	—	16.2500	5/28/2013	—	—	—	—
	25,000	0	—	18.7500	5/11/2014	—	—	—	—
	25,000	0	—	22.2500	5/18/2015	—	—	—	—
	25,000	0	—	22.2500	5/14/2016	—	—	—	—
	25,000	0	—	19.7500	4/15/2017	—	—	—	—
	0	250,000[9]	—	25.5625	11/5/2017	—	—	—	—

Dieter Polt	—	—	—	—	—	2,555 [3]	84,085	—	—
	—	—	—	—	—	7,870 [6]	259,002	—	—
	—	—	—	—	—	1,525 [4,7]	50,188	—	—
	—	—	—	—	—	2,265 [4,8]	74,541	—	—
	5,000	0	—	20.4500	11/6/2021	—	—	—	—
	4,000	1,000	—	20.6300	11/7/2022	—	—	—	—

Thomas H.	—	—	—	—	—	3,285 [3]	108,109	—	—
Curry	—	—	—	—	—	9,022 [6]	296,914	—	—
	—	—	—	—	—	824 [4,7]	27,118	—	—
	—	—	—	—	—	1,224 [4,8]	40,282	—	—
	700	0	—	10.5625	11/15/2020	—	—	—	—
	2,000	0	—	20.4500	11/6/2021	—	—	—	—
	2,000	1,000	—	20.6300	11/7/2022	—	—	—	—

_______________

All options reported as unexercisable in this column will vest (and become exercisable) on November 7, 2007.

2 Based on closing market price on December 29, 2006, of $32.91.

3 Represents shares earned by the Named Executive Officer and credited to his bonus account with respect to a performance-based incentive award granted in 2006 and based on 2006 performance. (While such awards are not earned until January 1, 2007, the Company has determined to treat them as earned during 2006 and therefore outstanding at 2006 year-end solely for purposes of this disclosure.) These are the same awards reported in the “GRANTS OF PLAN-BASED AWARDS” table on page 32. None of the balance reported was vested as of December 31, 2006. As of January 1, 2007, 25% of the balance reported became vested, and is scheduled to be distributed, in cash, on or about March 1, 2007; 50% of the balance reported will vest on January 1, 2008, and is scheduled to be distributed, half in cash and half in stock, on or about March 1, 2008; the remaining 25% will vest on January 1, 2009, and is scheduled to be distributed, in cash, on or about March 1, 2009. See narrative discussion following this table for a description of the other material terms of these awards.

4 Restricted stock units (“RSUs”) granted under the Albany International Corp. 2003 Restricted Stock Unit Plan (the “RSU Plan”). See narrative discussion following this table for a description of the material terms of these awards.

5 One-quarter of the balance reported will vest and be payable on August 1 in each of 2007, 2008, 2009, and 2010.

6 Represents shares earned by the Named Executive Officer and credited to his bonus account with respect to a performance-based incentive award granted in 2005 and based on 2005 performance. None of the balance reported was vested as of December 31, 2006. As of January 1, 2007, 66 2/3% of the balance reported became vested, and is scheduled to be distributed, half in cash and half in stock, on or about March 1, 2007; the remainder will vest on January 1, 2008, and is scheduled to be distributed, in cash, on or about March 1, 2008. See narrative discussion following this table for a description of the other material terms of these awards.

7 One-half of the balance reported will vest and be payable on November 13, 2007; the remainder will vest and be payable on November 13, 2008.

8 One-third of the balance reported will vest and be payable on November 11, 2007; one-third of the balance reported will vest and be payable on November 11, 2008; the remainder will vest and be payable on November 11, 2009.

9 This option is not exercisable unless the market price of Class A Common Stock reaches $48 per share while Mr. Nahl is employed by the Company or a subsidiary. When the target price is achieved, the option becomes exercisable as to a number of shares determined by multiplying 25,000 times the number of full years that have elapsed since the grant date in 1997. Thereafter, the option becomes exercisable as to an additional 25,000 shares on each anniversary of the grant date while Mr. Nahl remains an employee. In the event of termination of Mr. Nahl’s employment before the target price has been achieved, the option terminates. In the event of termination after the target price has been achieved, the option terminates as to all shares as to which it is not then exercisable, except that, in the case of voluntary termination after age 62, death, disability, or involuntary termination, the option becomes exercisable, immediately prior to such termination as to 50% of the shares for which it had not yet become exercisable.

Description of Equity Awards

Equity awards referred to in the foregoing table include the following:

Stock Options. (The following summary applies to all options in the foregoing table, except for the unexercised, unexercisable option for 250,000 shares granted to Michael Nahl, the material terms of which are described in a note to the table.) All of the options in the foregoing table were granted under the 1988, 1992, or 1998 Stock Option Plans. Each option became or will become exercisable as to 20% of the shares listed on each of the first five anniversaries of the date of grant, but only if the recipient is then employed by the Company or a subsidiary. In the event of termination of employment, the option terminates as to all shares as to which it is not then exercisable, except that, in the case of voluntary termination after age 62, death, disability or involuntary termination, the option becomes exercisable, immediately prior to such termination, as to one-half of the shares as to which it is not then exercisable. The exercise price of each option is the fair market value of the Company’s Class A Common Stock on the date of grant.

Restricted Stock Units. Restricted stock units (“RSUs”) are granted under the Albany International Corp. 2003 Restricted Stock Unit Plan (the “RSU Plan”). Upon vesting, each RSU is paid in full in cash, in an amount equal to the average closing price of one share of the Company’s Class A Common Stock during a specified period preceding the vesting/payment date. No shares of Class A Common Stock are issued or issuable under the RSU Plan. There is no exercise price. In lieu of cash dividends, a holder of RSUs is credited with additional RSUs equal to the number of shares of Class A Common Stock having the same value on the dividend payment date as the aggregate dividends that would be payable on shares of Class A Common Stock equal in number to the RSUs held by such holder. (The crediting of such dividends is reflected in the above table.) Each RSU award vests (and is immediately paid in cash) as to 20% of the awarded units on each of the first five anniversaries of the date of grant, but only if the holder is then employed by the Company or a subsidiary. In the event of termination of employment, all unvested RSUs terminate without payment, except that, in the case of voluntary termination after age 62, death, disability, or involuntary termination, one-half of all unvested RSUs automatically vest and are paid at termination. Holders may generally elect to defer the vesting of RSUs, to the extent permitted by law, until retirement or a date certain by filing an election form prior to grant. None of the Named Executive Officers has elected to defer vesting of the listed awards.

Performance-based Incentive Awards. Awards in the foregoing table described as earned pursuant to performance-based incentive awards were granted under the Company’s 2005 Incentive Plan. A Named Executive Officer who voluntarily terminates employment prior to the payout of the full amount of his bonus account is not entitled to any payments after such termination, except that a Named Executive Officer who voluntarily terminates employment after January 1 of any year but prior to the payment of an amount due to be paid in that year will be entitled to such amount. A Named Executive Officer whose employment is terminated by the Company without “cause” during a year, or who voluntarily terminates employment in a year after attaining age 62, is entitled to 50% of any portion of his or her bonus account not already paid, except that any such Participant whose employment so terminates after January 1 of a year but prior to the payment of an amount due to be paid in that year is entitled to the full amount due in that year plus 50% of the remainder, if any. Any Named Executive Officer whose employment is terminated by Albany for “cause” shall forfeit any payments not yet paid, unless the Compensation Committee or, if required, a Performance Committee of the Board determines otherwise in its absolute discretion. Distributions are made in cash, or in a combination of cash and stock (in order to, among other things, facilitate payment by the recipient of income taxes), as described in the footnotes to the foregoing table. The value of cash payments is determined on the basis of the average price of the Class A Common Stock during a calculation period preceding the distribution date. The share balance in a bonus account is credited with dividends whenever dividends are paid on the Company’s common stock, by increasing the share balance by a number of shares equal in value to the cash dividends that would have been paid on an equivalent number of shares.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards[1]		Stock Awards[2]
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Joseph G. Morone	—	—	6,057	241,493	—	—

William M. McCarthy	—	—	3,073	102,085	4,741	172,694

Michael C. Nahl	—	—	3,073	102,085	5,335	194,327

Thomas H. Curry	—	—	819	27,207	2,984	108,682

Dieter Polt	—	—	1,516	50,362	2,603	94,808

_______________

1 Vesting of time-based RSUs granted pursuant to the Company’s RSU Plan. See page 21 for a description of these awards. Amounts reported as “Value Realized on Vesting” were distributed in cash to the Named Executive Officer during 2006.

2 Vesting of performance-based incentive awards granted pursuant to the 2005 Incentive Plan. See page 22 for a description of these awards. Amounts reported as “Value Realized on Vesting” were distributed in cash to the Named Executive Officer during 2006.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service[1] (#)	Present Value of Accumulated Benefit[2] ($)	Payments During Last Fiscal Year ($)

Joseph G. Morone[3]	PensionPlus	—	—	—
	Supplemental Executive Retirement Plan	—	—	—
	Qualified Supplemental Retirement Benefits

William M. McCarthy	PensionPlus	29.42	$457,000	$0
	Supplemental Executive Retirement Plan	29.42	$433,000	$0
	Qualified Supplemental Retirement Benefits		$813,000	$0

Michael C. Nahl	PensionPlus	25.25	$678,000	$0
	Supplemental Executive Retirement Plan	25.25	$663,000	$0
	Qualified Supplemental Retirement Benefits		$0	$0

Thomas H. Curry	PensionPlus	26.17	$452,000	$0
	Supplemental Executive Retirement Plan	26.17	$95,000	$0
	Qualified Supplemental Retirement Benefits		$968,000	$0

Dieter Polt[4]	—	—	—	—

_______________

1 In each case, credited service is the same as actual service.

2 The values of the pension benefits reported above are the current, or present, value of benefits expected to be paid in the future. The actuarial assumptions used to determine these values are the same as is used in the Company’s financial statements, except that the assumed retirement age for purposes of this table is the earliest unreduced retirement age as defined in the relevant plan. Present values are determined as of the Company’s measurement date for pension purposes (September 30, 2006). (Reference is made to Note 13 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for a discussion of these assumptions.) Each amount assumes that the form of payment will be a single life annuity, except that the QSERP values assume a lump sum payment.

3 The Company’s PensionPlus Plan and Supplemental Executive Retirement Plan were closed to new employees, effective October 1, 1998. Dr. Morone joined the Company on August 1, 2005.

4 As a non-U.S. employee, the Named Executive Officer does not participate in the listed plans. The Named Executive Officer participates only in a state-mandated pension scheme. Contributions by the Company to such scheme do not exceed the amounts mandated by applicable law.

PensionPlus Plan. The Company’s U.S. PensionPlus Plan, applicable to all salaried and most hourly employees in the United States who began employment on or before October 1, 1998, provides generally that an employee who retires at his or her normal retirement age (age 65) will receive a maximum annual pension equal to the sum of : (a) 1% of his or her average annual base compensation for the three most highly compensated consecutive calendar years in his or her last ten years of employment (the “High Three Average”) times his or her years of service (up to 30) before April 1, 1994; plus (b) 0.5% of the amount by which his or her High Three Average exceeds a Social Security offset ($36,712 in 2006, increasing thereafter in proportion to the increase in the Social Security Taxable Wage Base) times his or her years of service (up to 30) before March 31, 1994; plus (c) 1% of his or her High Three Average times years of service (up to 30) between March 31, 1994 and January 1, 1999; plus (d) 0.75% of such High Three average times years of service (up to 30) after December 31, 1998; plus (e) 0.25% of such High Three Average times years of service (in excess of 30).

In the case of any plan participant who, at April 1, 1994, had at least 10 years of service and whose age plus years of service totaled 60 or greater, the effect of the reduced percentage of High Three Average for years of service after April 1, 1994, described in clauses (c) and (d) in the previous paragraph may be limited if necessary to ensure that the reductions do not result in pensions below a certain amount. Each of the Named Executive Officers entitled to benefits under the PensionPlus Plan is eligible for this “Rule of 60” limitation. In any event, the effects of the “Rule of 60” limitation are reflected in the numbers reported above.

Annual base compensation in any year used to determine a participant’s High Three Average is the rate of base earnings of such participant as of January 1 of such year. In the case of the Named Executive Officers, this means annual salary based on the salary rate in effect on January 1 of such year. It does not include other cash compensation (such as annual cash bonuses) or noncash compensation.

Section 415 of the Internal Revenue Code places certain limitations on pensions that may be paid under federal income tax qualified plans. Section 401 of the Code also limits the amount of annual compensation that may be used to calculate annual benefits under such plans. The effect of such limits is reflected in the amounts reported as the present value of benefits accumulated under the PensionPlus Plan.

The PensionPlus Plan permits early retirement on or after age 55 with at least ten years of service. Each of the Named Executive Officers participating in the Plan is currently eligible for early retirement. In general, provided that payment of benefits does not commence until the normal retirement age of 65, the pension of a participant retiring early will be calculated in the same manner as described above, taking into account years of service and such participant’s High Three Average as of his or her early retirement date. A participant eligible for early retirement may also elect to commence benefits on or after his or her early retirement date and prior to age 65 in an amount which is the actuarial equivalent of his or her normal retirement benefit.

Supplemental Executive Retirement Plan. The Company’s unfunded Supplemental Executive Retirement Plan is intended to replace any PensionPlus benefits (including QSERP benefits described below) that a participant is prevented from receiving by reason of the Section 415 limits on pensions or the Section 401 limits on annual compensation used to calculate PensionPlus benefits. All plan participants affected by such limitations are eligible to receive benefits under the unfunded Supplemental Executive Retirement Plan. In other words, the pension formula described above is used to determine aggregate benefits under both plans – the portion that is not payable under the PensionPlus Plan due to the foregoing limits is payable under the Supplemental Executive Retirement Plan. The allocation is made on the basis of IRS regulations as in effect on the valuation date.

Qualified Supplemental Retirement Benefits. Certain employees of the Company who were active on June 30, 2002 are entitled to receive additional qualified supplemental retirement (“QSR”) benefits under the PensionPlus Plan. On June 30, 2002, each covered employee was credited with an initial account balance in a specified amount. Each such participant had participated in deferred compensation plans maintained by the Company on or before such time, pursuant to which he or she could defer the receipt of earned cash compensation until retirement or other events. Amounts deferred earned interest at rates approved from time to time by the Compensation Committee. In each case, the amount initially credited to such employee’s QSR account was equal to an amount of deferred compensation (including interest) to which he or she was entitled but which he or she agreed to renounce. Each QSR account is credited with interest at 8.5% annually until retirement, at which time the QSR account value is payable in the form of an actuarially equivalent single life annuity or, at the election of the participant, in a single lump sum.

Nonqualified Deferred Compensation

There were no executive or Company contributions, or interest or other earnings, during 2006 under any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified, nor did any Named Executive Officer receive any withdrawals or distributions during, or have any account as of the end of, 2006.

Potential Payments upon Termination or Change in Control

Contracts

The Company has no contract, agreement, plan, or arrangement, whether written or unwritten, that provides for payment to a Named Executive Officer at, following, or in connection with a change in control of the Company.

The Company has an agreement with Dr. Morone that provides that, in the event his employment is terminated for any reason, he will be entitled to any (a) unpaid base salary accrued to the effective date of termination, (b) unpaid but earned and accrued annual cash bonus for the portion of the year in which the termination of employment occurs and for any completed prior year for which the annual cash bonus has not been paid, (c) pay for accrued but unused vacation to which the Executive is entitled calculated in accordance with the Company's vacation policy, (d) benefits or compensation required to be provided after termination pursuant to, and in accordance with the terms of, any employee benefit plans, policies or arrangements applicable to him, (e) unreimbursed business expenses incurred prior to termination and required to be reimbursed pursuant to the Company’s policy, and (f) any rights to indemnification to which he may be entitled under the Company’s Articles of Incorporation or By Laws. In addition, if the termination is by the Company without Cause, he is entitled to receive an amount equal to twice his annual base salary (which at December 31, 2006, was $660,000) at the time of termination, payable in 24 equal monthly installments. His right to receive these additional severance payments is contingent upon his continuing compliance with confidentiality and nondisparagement provisions in the agreement, and upon his having executed and delivered to the Company a release of any and all claims relating to his termination. For purposes of this agreement, “Cause" is deemed to exist if a majority of the members of the Company’s Board of Directors determines that the Executive has (i) caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his duties; (ii) not made a good faith effort to carry out his duties; (iii) wrongfully and substantially enriched himself at the expense of the Company; or (iv) been convicted of a felony.

As part of the offer of employment extended to Dieter Polt (described above on page 31), the Company agreed to provide certain amounts to Mr. Polt in the event his employment was terminated by the Company at any time other than for cause. Also as described above, the Company and Mr. Polt have entered into a separation agreement resolving any such obligation.

The Company has no other agreements, contracts, plans or arrangements, written or unwritten, to provide payment to any Named Executive Officer in connection with his retirement, severance, termination or separation. It is the Company’s position that no Named Executive Officer of the Company employed in the United States is entitled to any such payments upon the occurrence of any such events (other than Dr. Morone pursuant to his agreement). Nevertheless, it has been the Company’s practice in recent years to make payments of severance to any salaried employee in the United States if he or she is terminated against his or her or will, absent cause. Severance payments have typically been between 12 and 24 months of base salary, depending on grade level and years of service. Severance is generally paid in equal monthly installments during a severance period commensurate with the severance amount (i.e.,

12 months for a severance equal to 12 months’ salary). The terminated employee is also entitled to payment for unused vacation days (in accordance with Company policy) and in some instances to earned and accrued (but unpaid) cash bonus.

Plan-based Compensation

Each of the Named Executive Officers has accumulated benefits in the form of stock options, RSUs, and/or earned performance-incentive awards earned or received before or during 2006. The amount and value (based on the closing price of the Company’s Class A Common Stock on December 29, 2006) are described above in the table “Outstanding Equity Awards at Fiscal Year-End”. The footnotes and narrative following the table describe the treatment of these benefits in the event of termination of employment under various circumstances.

Stock Options. The following chart indicates the stock options not yet exercisable on December 31, 2006, that would become exercisable (a) if the employment of such Named Executive Officer had been terminated involuntarily on such date, without cause, or (b) in the case of Dieter Polt, who had attained age 62 at the time, if his employment had been terminated on such date, voluntarily or involuntarily, without cause. (All of these options are reported above in the table titled “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END.”)

Name	Number of Shares Underlying Options Unexercisable on December 31, 2006 (#)	Number of Shares Underlying Options Becoming Exercisable on December 31, 2006 Due to Termination (#)	Option Exercise Price ($)	Option Expiration Date (mm/dd/year)	Value of such Option Shares Based on Closing Price on December 31, 2006 of $32.91 ($)

Joseph G. Morone	—	—	—	—	—

William M. McCarthy	4,000	2,000	$20.6300	11/07/2022	$24,560

Michael C. Nahl	250,000	0	—	—	0

Thomas H. Curry[1]	1,000	500	20.6300	11/07/2022	6,140

Dieter Polt[2]	1,000	500	20.6300	11/07/2022	6,140

_______________

1 On September 22, 2006, the Company announced that Mr. Curry would retire on March 1, 2007. As a result of his retirement on such date, the 1,000 unexercisable stock options reported above were cancelled in accordance with the terms of the grant.

2 On November 22, 2006, the Company announced that Mr. Polt would retire on March 1, 2007. As a result of his retirement on such date, and in accordance with the terms of the grant, the option for 1,000 shares reported above as unexercisable on December 31, 2006, became exercisable as to 500 such shares; the option for the remaining 500 shares was cancelled.

RSUs and Performance-based Awards. The following chart indicates what the effect on RSUs and earned performance-based incentive awards in the accounts of each Named Executive Officer would have been upon the occurrence of (a) termination of employment involuntarily on December 31, 2006, without cause, or (b) in the case of Dieter Polt, who had attained age 62 at the time, a voluntary or involuntary termination of employment on such date, without cause. (All of these awards are reported above in the table entitled “Outstanding Equity Awards at Fiscal Year-End.”)

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Number of Shares or Units of Stock That Would Vest Upon Such Termination (#)	Value of Shares or Units of Stock That Would Vest Upon Such Termination [1]($)

Joseph G. Morone	15,330 [2]	0	$0
	24,303 [3]	12,151.5	399,906

William M. McCarthy	3,650 [2]	0	0
	14,336 [4]	7,168	235,899
	3,090 [3]	1,545	50,846
	4,590 [3]	2,295	75,528

Michael C. Nahl	5,110 [2]	0	0
	16,132 [4]	8,066	265,452
	3,091 [3]	1,545.5	50,862
	4,590 [3]	2,295	75,528

Thomas H. Curry	3,285 [2]	0	0
	9,022 [4]	4,511	148,457
	824 [3]	412	13,559
	1,224 [3]	612	20,141

Dieter Polt	2,555 [2]	0	0
	7,870 [4]	3,935	129,501
	1,525 [3]	762.5	25,094
	2,265 [3]	1,132.5	32,271

_______________

Based on closing market price on December 29, 2006, of $32.91.

2 Represents shares earned by the Named Executive Officer and credited to his bonus account with respect to a performance-based incentive award granted in 2006 and based on 2006 performance. None of the balance reported was earned or vested as of December 31, 2006. Pursuant to the terms of the award, this award would be cancelled upon termination for any reason on December 31, 2006.

3 Restricted stock units (“RSUs”) granted under the Albany International Corp. 2003 Restricted Stock Unit Plan (the “RSU Plan”). For these grants, amounts shown as vesting upon termination are payable at such time, in cash.

4 Represents shares earned by the Named Executive Officer and credited to his bonus account with respect to a performance-based incentive award granted in 2005 and based on 2005 performance. None of the balance reported was vested as of December 31, 2006. For these awards, amounts shown as vesting upon termination are not payable at that time, but are distributed at the same times and in the same form (cash, or a combination of cash and shares) as if termination had not occurred. See Note 6 to the table titled “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END”

on page 34 above.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[2] ($)	All Other Compensation	Total ($)

Frank R. Schmeler[3]	$60,259	$37,491	—	—	—	—	$97,750

Thomas R. Beecher, Jr.	68,775	49,975	—	—	($2,855)	$2,500[4]	118,395

Christine L. Standish	56,025	49,975	—	—	256	—	106,256

Erland E. Kailbourne	75,400	49,975	—	—	1,923	—	127,298

John C. Standish[5]	—	—	—	—	—	—	—

Juhani Pakkala	71,025	49,975	—	—	—	—	121,000

Paula H. J. Cholmondeley	77,025	49,975	—	—	—	—	127,000

John F. Cassidy, Jr.	55,775	49,975	—	—	—	—	105,750

Edgar G. Hotard	11,516	12,484	—	—	—	—	24,000

Francis L. McKone[3]	25,783	24,967	—	—	—	—	50,750

_______________

1 Value of shares distributed on payment date based on stock price of $40.40 on such date. As these are payments of shares, and not stock “awards,” there are no amounts deemed “outstanding” at the end of 2006.

2 Increase (decrease) during 2006 in the actuarial present value of the director’s accumulated benefit under the director pension plan described in the narrative following this table.

3 Does not include amounts received during 2006 as active or retired employees. See “Certain Business Relationships and Related Person Transactions” on page 11 for a description of such amounts.

4 Company charitable contribution to educational institutions made pursuant to the Company’s matching educational gifts program.

5 As an employee of the Company, Mr. Standish does not receive any additional compensation for his service as a director. Compensation paid to Mr. Standish during 2006 is described above under “Certain Business Relationships and Related Person Transactions” on page 11.

Directors who are not employees of the Company are compensated for their services by fees in cash and stock. All directors are reimbursed for expenses incurred in connection with such services. In addition, the Company provides travel and liability insurance to all directors.

Annual Retainer. During 2006, directors who served for the entire year received a $90,000 annual retainer, $50,000 of which was paid in shares of Class A Common Stock of the Company pursuant to the Directors Retainer Plan approved by the shareholders of the Company in 2006. (Amounts reported under the column “Stock Awards” above consisted solely of the stock portion of this annual retainer.) A director who served for only part of the year received one-quarter of this amount for each regular meeting attended.

Meeting Fees. During 2006, directors received $1,500 for each normal meeting of the Board and $1,000 for each normal meeting of a Committee that they attended in person or by telephone. Directors receive $750 for their participation in each meeting of the Board or a Committee that is designated as a telephone meeting. The meeting fees received by a director for any one day may not exceed $2,500.

Other Fees. The Chairman of each standing committee, other than the Audit Committee, receives an annual fee of $5,000 for such service. The Chairman of the Audit Committee receives an annual fee of $10,000 for such service. The Chairman of the Board receives an annual fee of $25,000 for such service. Directors receive $1,000 for each day that they are engaged in Company business (other than attendance at Board or committee meetings) at the request of the Chairman of the Board or the Chief Executive Officer.

Director Pension. Each person who was a member of the Board of Directors on January 12, 2005, who was elected as a director prior to August 9, 2000, and who is not eligible to receive a pension under any other Company retirement program is, following (i) the termination of his or her service as a director and (ii) the attainment by such director of the age of 65, entitled to receive an annual pension in the amount of $20,000, payable in quarterly installments until the earlier of (a) the expiration of a period equal to the number of full years that such person served as a director prior to May 31, 2001, or (b) the death of such person. Directors Beecher, Christine Standish, and Kailbourne are the only directors so eligible.

INDEPENDENT AUDITORS

In August 2006, PwC was appointed as our auditors for 2006 and to perform the reviews of the financial statements to be included in our quarterly reports to the Securities and Exchange Commission on Form 10-Q with respect to the first three quarters of 2007. The Audit Committee does not expect to take action with respect to the appointment of auditors for 2007 until the second half of the year. A representative of PwC will be present at the Annual Meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions.

As stated above in the Audit Committee Report on page 7, the Audit Committee has received the written disclosures and letter from PwC required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified and supplemented; has discussed with PwC its independence; and has considered whether the provision of the services covered by the fees referred to below under “All Other Fees” is compatible with maintaining the independence of PwC.

Audit Fees

The aggregate fees billed by PwC through the end of 2006 for (a) the audit of the Company’s annual financial statements for each of 2005 and 2006, (b) PwC’s attestation requirements relating to internal controls and procedures, as well as for oversight of efforts undertaken by the Company in connection with such requirements, (c) reviews by PwC of the financial statements included in the Company’s Forms 10-Q during such periods, and (d) services normally provided by PwC in connection with statutory and regulatory filings or engagements for each such year, was $3,081,759 during 2005 and $3,440,470 during 2006.

Audit-related Fees

PwC billed no amounts during 2005 or 2006 for assurance or related services reasonably related to the performance of the audit or review of the Company’s annual financial statements, except those included in the amount reported under the heading “Audit Fees” above.

Tax Fees

The aggregate fees billed by PwC for tax compliance, tax advice, and tax planning in each of 2005 and 2006 were $320,085 and $164,909, respectively. Billings during each period were primarily for assistance in the preparation of tax returns and filings, assistance in connection with tax audits, tax advice in connection with corporate and business restructuring activities, and general tax advice.

All Other Fees

The aggregate fees billed by PwC for all other products and services not described above were $102,943 in 2005 and $314,022 in 2006. Services included in this category consisted principally of audits of certain benefits plans, business and tax education for certain Company employees, advice in connection with benefit plan design, advice relating to global business restructuring activities and review of internal control of information systems.

Preapproval Policy

It is the responsibility of the Company’s Audit Committee to approve all audit and nonaudit services to be performed by the independent auditors, such approval to take place in advance of such services when required by law, regulation, or rule.

The Chairman of the Audit Committee is permitted to preapprove any engagement of the independent auditor for services that could be properly preapproved by the Committee, provided that the anticipated fees with respect to the services so preapproved do not exceed $100,000. The Chairman is required to report such preapprovals to the next regular meeting of the Committee.

The Audit Committee is required to preapprove each engagement of the independent auditor not preapproved by the Chairman of the Committee. Each such preapproval must describe the particular service to be rendered. No preapproval may be given for any service that would cause the independent auditor to be considered not independent under applicable laws and regulations.

With respect to the engagement of the independent auditor to render non-project-oriented tax advice in countries in which the Company and its subsidiaries have activities, preapproval of the Audit Committee may take the form of approval of a schedule of amounts anticipated to be expended during specified periods with respect to each country, local management being authorized to initiate the engagements as needed. The Committee may also authorize specific amounts to be allocated by management for such purpose.

None of the 2005 or 2006 services described above were approved by the Audit Committee or its Chairman pursuant to 17 CFR 210.2-01(c)(7)(i)(C), which permits the waiver of preapproval requirements in connection with the provision of certain non-audit services.

STOCKHOLDER PROPOSALS

The Company’s By Laws provide that proposals of stockholders, including nominations of persons for election to the Board of Directors of the Company, shall not be presented, considered or voted upon at an annual meeting of stockholders, or at any adjournment thereof, unless (i) notice of the proposal has been received by mail directed to the Secretary of the Company at the address set forth in the Notice of Meeting not less than 100 days nor more than 180 days prior to the anniversary date of the last preceding annual meeting of stockholders and (ii) the stockholder giving such notice is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting. Each such notice shall set forth (i) the proposal desired to be brought before the annual meeting and the reasons for presenting such proposal at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder making such proposal, (iii) the number and class of shares owned beneficially or of record by such stockholder, (iv) any material interest of such stockholder in the proposal, and (v) such other information with respect to the proposal and such stockholder as is required to be disclosed in solicitation of proxies to vote upon such proposal, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“the Proxy Rules”). In the case of proposed nominations of persons for election to the Board of Directors, each such notice shall also (i) set forth such information with respect to such nominees and the stockholder proposing the nominations as is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to the Proxy Rules and (ii) be accompanied by the written consent of each proposed nominee to being named in the Company’s proxy statement as a nominee and to serving as a director if elected, and by written confirmation by each such nominee of the information relating to such nominee contained in the notice.

Proposals of stockholders that are intended to be presented at the Company’s 2008 Annual Meeting of Stockholders must be received by the Company at its principal executive offices at P.O. Box 1907, Albany, New York 12201-1907, not later than November 10, 2007, in order to be considered for inclusion in the Company’s proxy statement and form of proxy. In addition, to be so included, a proposal must otherwise comply with all applicable proxy rules of the Securities and Exchange Commission.

In addition, management proxies for the 2008 Annual Meeting may confer discretionary authority to vote on a stockholder proposal that is not included in the Company’s proxy statement and form of proxy if the Company does not receive notice of such proposal by January 3, 2008, or if such proposal has been properly excluded from such proxy statement and form of proxy.

OTHER MATTERS

The Board knows of no other matters to be presented for consideration at the Annual Meeting. Should any other matters properly come before the meeting, the persons named in the accompanying proxy will vote such proxy thereon in accordance with their best judgment.

The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitation of proxies by use of the mails, regular employees of the Company, without additional compensation, may solicit proxies personally or by telephone.

Charles J. Silva, Jr.

Secretary

March 9, 2007

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals

1. Election of Directors

	For	Withhold		For	Withhold		For	Withhold
01 - Frank R. Schmeler	[ ]	[ ]	02 - Joseph G. Morone	[ ]	[ ]	03 - Thomas R. Beecher, Jr.	[ ]	[ ]

	For	Withhold		For	Withhold		For	Withhold
04 - Christine L. Standish	[ ]	[ ]	05 - Erland E. Kailbourne	[ ]	[ ]	06 - John C. Standish	[ ]	[ ]

	For	Withhold		For	Withhold		For	Withhold
07 - Juhani Pakkala	[ ]	[ ]	08 - Paula H.J. Cholmondeley	[ ]	[ ]	09 - John F. Cassidy, Jr.	[ ]	[ ]

	For	Withhold
10 - Edgar G. Hotard	[ ]	[ ]

Other Matters

B Non-Voting Items

Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy – Albany International Corp.

Proxy solicited on behalf of the Board of Directors
for Annual Meeting of Stockholders to be held April 13, 2007

The undersigned hereby constitutes and appoints Frank R. Schmeler, Thomas R. Beecher, Jr. and Joseph G. Morone, and each of them, the true and lawful agents and proxies of the undersigned, with full power of substitution in each, to vote as indicated herein, all of the shares of Common Stock which the undersigned would be entitled to vote if present in person, at the Annual Meeting of Stockholders of ALBANY INTERNATIONAL CORP. to be held at The Desmond Hotel & Conference Center, 660 Albany Shaker Road, Albany, New York on Friday, April 13, 2007 at 10:00 a.m. local time, and any adjournment or adjournments thereof, on matters coming before said meeting.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein.
If no direction is made, the shares will be voted FOR proposal A.

Participants in the Company’s ProsperityPlus 401(k) Savings Plan have the right to direct Vanguard Fiduciary Trust Company, as Plan Trustee, how to vote shares of Common Stock allocated to their 401(k) plan accounts. If no such direction is given to Vanguard, Vanguard shall interpret this as a direction not to vote any such shares. If properly executed, this proxy shall give the proxies appointed above authority to direct Vanguard to vote the shares in the undersigned’s 401(k) account in the manner directed. If this proxy is properly executed but no direction is given, the proxies appointed above shall direct Vanguard to vote such shares FOR proposal A.

Please mark, sign, date and return this proxy card promptly using the enclosed envelope